UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
SCHEDULE 14A
___________________________
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12
BLUE OWL CAPITAL INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required
☐ Fee paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Blue Owl Capital Inc.
399 Park Avenue, 37th Floor
New York, NY 10022
April 25, 2025
Dear Stockholder,
You are cordially invited to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Blue Owl Capital Inc. (“Blue Owl” or the “Company”) to be held on June 9, 2025, at 9:30 a.m. Eastern Time, virtually at www.virtualshareholdermeeting.com/OWL2025. The Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically.
The agenda for the Annual Meeting includes:
•the election of Class I Directors for three-year terms expiring in 2028 (Proposal 1);
•the ratification of KPMG LLP as our independent registered public accounting firm for our 2025 fiscal year (Proposal 2);
•consideration and vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for our 2024 fiscal year, as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal) (Proposal 3); and
•consideration and vote on a non-binding advisory determination of the frequency of future advisory votes on the compensation paid to our named executive officers (commonly known as a "say-on-frequency" proposal) (Proposal 4).
The board of directors (the “Board”) recommends a vote FOR the election of each of the director nominees listed herein, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, FOR the approval, on a non-binding advisory basis, of compensation paid to our named executive officers and to recommend holding the say-on-pay vote ONCE EVERY THREE YEARS.
Your interest in the Company and your vote are important to us. The enclosed proxy materials contain detailed information regarding the business that will be considered at the Annual Meeting. All stockholders should participate in the affairs of the Company, regardless of the number of shares owned. Accordingly, we encourage you to read the proxy materials and vote your shares as soon as possible. You may authorize your proxy via the internet or telephone or, if you received a paper copy of the proxy materials, by mail by completing and returning the proxy card. Instructions for voting can be found on your notice of internet availability of proxy materials (the “Notice”) or proxy card. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/OWL2025, you must enter the control number found on your proxy card, voting instruction form or Notice. You may vote during the Annual Meeting by following the instructions available on the meeting website.
If you hold shares of the Company’s common stock in “street name” through a broker, bank or other nominee, you must follow the instructions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares, or obtain a proxy in your name from your broker, bank or other nominee.
On behalf of the Company and our Board, I would like to express our appreciation for your ongoing interest in Blue Owl.
Sincerely,

/s/ Douglas I. Ostrover
Douglas I. Ostrover
Chairman of the Board

Blue Owl Capital Inc.
399 Park Avenue, 37th Floor
New York, NY 10022
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 9, 2025

TIME	9:30 a.m. Eastern Time
VIRTUAL MEETING DETAILS	www.virtualshareholdermeeting.com/OWL2025
ITEMS OF BUSINESS	(1)
To elect the existing Class I Directors for three-year terms expiring at the 2028 Annual Meeting of Stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal (Proposal 1).

	(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our 2025 fiscal year (Proposal 2).
(3)
To approve, by non-binding advisory vote, the compensation paid to our named executive officers for our 2024 fiscal year, as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal) (Proposal 3).

	(4)	To hold a non-binding advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers (commonly known as a “say-on-frequency” proposal) (Proposal 4).
	(5)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.
RECORD DATE	You are entitled to vote only if you were a stockholder of record at the close of business on April 17, 2025.
PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote online at www.proxyvote.com or via telephone by calling (800) 690-6903, or to complete and return a proxy card (no postage is required).

The Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/OWL2025, you must enter the control number found on your proxy card, voting instruction form or notice of internet availability of the proxy materials (the
“Notice”). You may vote during the Annual Meeting by following the instructions available on the meeting website.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 9, 2025: As permitted by rules adopted by the SEC, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only the Notice containing instructions on how to access these proxy materials and submit their respective proxy votes online. This proxy statement, our 2024 Annual Report on Form 10-K, and the proxy card are available at www.proxyvote.com. You will need the Notice or proxy card to access these proxy materials.
By Order of the Board of Directors,

/s/ Neena A. Reddy
Neena A. Reddy
Chief Legal Officer, General Counsel and Secretary
New York, New York
April 25, 2025

SELECTED DEFINITIONS

Annual Report	Refers to our annual report for the year ended December 31, 2024, filed with the SEC on Form 10-K on February 21, 2025.

our BDCs	Refers to the business development companies (“BDCs”) we manage, as regulated under the Investment Company Act of 1940, as amended: Blue Owl Capital Corporation (NYSE: OBDC), Blue Owl Capital Corporation II, Blue Owl Technology Finance Corp., Blue Owl Credit Income Corp., Blue Owl Technology Income Corp, until January 13, 2025, Blue Owl Capital Corporation III, and, until March 24, 2025, Blue Owl Technology Finance Corp. II.

Blue Owl, the Company, the firm, we, us, and our	Refers to the Registrant and its consolidated subsidiaries.

Blue Owl Carry	Refers to Blue Owl Capital Carry LP.

Blue Owl Credit Advisers	Refers to Blue Owl Credit Advisors LLC, Blue Owl Credit Private Fund Advisors LLC, Blue Owl Diversified Credit Advisors LLC, Blue Owl Technology Credit Advisors LLC, Blue Owl Technology Credit Advisors II LLC, Blue Owl Strategic Equity Advisors LLC and Blue Owl Strategic Equity Partners Advisors LLC, each of which is registered as an investment adviser with the SEC.

Blue Owl GP	Refers collectively to Blue Owl Capital GP Holdings LLC, Blue Owl Capital GP LLC, and certain other directly or indirectly wholly owned subsidiaries of the Registrant that hold the Registrant’s interests in Blue Owl Holdings, as well as Blue Owl Carry prior to the Internal Reorganization

Blue Owl Holdings	Refers to Blue Owl Capital Holdings LP.

Blue Owl Operating Group	Prior to the Internal Reorganization, referred collectively to Blue Owl Holdings and Blue Owl Carry and their consolidated subsidiaries. Following the Internal Reorganization, refers to Blue Owl Holdings and its consolidated subsidiaries and any future entity designated by our board of directors in its sole discretion as a Blue Owl Operating Partnership.

Blue Owl Operating Group Units	Prior to the Internal Reorganization, referred collectively to a unit in each of Blue Owl Holdings and Blue Owl Carry. Following the Internal Reorganization, refers to a unit in the Blue Owl Operating Group.

Blue Owl Operating Partnership	Prior to the Internal Reorganization, referred collectively to Blue Owl Holdings and Blue Owl Carry and their consolidated subsidiaries. Following the Internal Reorganization, refers to Blue Owl Holdings and its consolidated subsidiaries.

Business Combination	Refers to the transactions contemplated by the business combination agreement dated as of December 23, 2020 (as the same has been or may be amended, modified, supplemented or waived from time to time), by and among Altimar Acquisition Corporation, Owl Rock Capital Group LLC, Owl Rock Capital Feeder LLC, Owl Rock Capital Partners LP and Neuberger Berman Group LLC, which transactions were completed on May 19, 2021.

Class A Shares	Refers to the Class A common stock, par value $0.0001 per share, of the Registrant.

Class B Shares	Refers to the Class B common stock, par value $0.0001 per share, of the Registrant.

Class C Shares	Refers to the Class C common stock, par value $0.0001 per share, of the Registrant.

Class D Shares	Refers to the Class D common stock, par value $0.0001 per share, of the Registrant.

Credit	Refers to our Credit platform that includes (i) our direct lending strategy, which offers private credit solutions to primarily upper-middle-market companies through differentiated access points; (ii) alternative credit, which targets credit-oriented investments in markets underserved by traditional lenders or the broader capital markets, with deep expertise investing across specialty finance, private corporate credit and equipment leasing; (iii) investment grade credit, which focuses on generating capital-efficient investment income through asset-backed finance, private corporate credit, and structured products; and (iv) liquid credit, which focuses on the management of CLOs. Our Credit platform also includes our other adjacent investment strategies (e.g., strategic equity and healthcare opportunities).

Financial Statements	Refers to our consolidated financial statements included in our Annual Report.

GAAP	Refers to U.S. generally accepted accounting principles.

GP Strategic Capital	Refers to our GP Strategic Capital platform that primarily focuses on acquiring equity stakes in, and providing debt financing to, large, multi-product private equity and private credit firms through two investment strategies: GP minority stakes and GP debt financing, and also includes our professional sports minority stakes strategy.

Internal Reorganization	Refers to the internal reorganization that occurred on April 1, 2025, pursuant to which, among other things, Blue Owl Carry became a wholly owned subsidiary of Blue Owl Holdings.

Neuberger	Refers to Neuberger Berman Group LLC, a Delaware limited liability company.

NYSE	Refers to the New York Stock Exchange.

Oak Street	Refers to the investment advisory business of Blue Owl Real Estate Capital LLC that was acquired in the Oak Street Acquisition.

Oak Street Acquisition	Refers to the acquisition of Oak Street completed on December 29, 2021.

our products	Refers to the products that we manage, including our BDCs, private funds, insurance solutions offerings, CLOs and other securitizations, managed accounts and real estate investment trusts (“REIT”).

Owl Rock	Refers collectively to the combined businesses of Blue Owl Capital Group LLC (f/k/a Owl Rock Capital Group LLC) and Blue Owl Securities LLC, which was the predecessor of Blue Owl for accounting and financial reporting purposes.

Principals
Refers to our founders and senior members of management who hold, or in the future may hold, Class B Shares and Class D Shares. Class B Shares and Class D Shares collectively represent 80% of the total voting power of all shares.

Real Assets	Refers, unless context indicates otherwise, to our Real Assets platform that includes our net lease strategy, which focuses on acquiring net-leased real estate occupied by investment grade and creditworthy tenants; real estate credit, which offers a diverse range of competitive financing solutions; and digital infrastructure, which focuses on acquiring, financing, developing, and operating data centers and related digital infrastructure assets.

Registrant	Refers to Blue Owl Capital Inc.

SEC	Refers to the U.S. Securities and Exchange Commission.

Tax Receivable Agreement or TRA	Refers to the Second Amended and Restated Tax Receivable Agreement, dated as of April 1, 2025, as may be amended from time to time by and among the Registrant, Blue Owl Capital GP LLC, Blue Owl Holdings, Blue Owl Carry (solely for purposes of Section 7.18(b) thereto) and each of the Partners (as defined therein) party thereto.

Blue Owl Capital Inc.
399 Park Avenue, 37th Floor
New York, NY 10022
PROXY STATEMENT
2025 ANNUAL MEETING OF STOCKHOLDERS
The board of directors (the “Board”) of Blue Owl Capital Inc., a Delaware corporation (the “Company,” “Blue Owl,” “we,” “us” or “our”), has prepared this document to solicit your proxy to vote upon certain matters at the Company’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”).
These proxy materials contain information regarding the Annual Meeting, to be held on June 9, 2025, beginning at 9:30 a.m. Eastern Time electronically at www.virtualshareholdermeeting.com/OWL2025, and at any adjournment or postponement thereof. The Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting in person. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/OWL2025, you must enter the control number found on your proxy card, voting instruction form or notice of internet availability of proxy materials (the "Notice"). You may vote during the Annual Meeting by following the instructions available on the meeting website. As permitted by the rules adopted by the SEC, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only the Notice containing instructions on how to access and review these proxy materials and submit their respective proxy votes online. If you receive the Notice and would like to receive a paper copy of these proxy materials, you should follow the instructions for requesting such materials located at www.proxyvote.com.
QUESTIONS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS
It is anticipated that we will begin mailing the Notice, and that these proxy materials will first be made available online to our stockholders, on or about April 25, 2025. For those stockholders receiving paper materials, it is also anticipated that we will begin mailing this proxy statement, the proxy card and our 2024 Annual Report on Form 10-K (the “Annual Report”) on or about April 25, 2025. The information regarding stock ownership and other matters in this proxy statement is as of April 17, 2025, unless otherwise indicated.
What may I vote on?
You may vote on the following proposals:
•the election of directors for three-year terms expiring at the 2028 Annual Meeting of Stockholders once their respective successors have been duly elected and qualified, or until their earlier resignation or removal (“Proposal 1”);
•the ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our 2025 fiscal year (“Proposal 2”);
•consideration and vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers (“NEOs”) for our 2024 fiscal year, as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal) (“Proposal 3”); and
•consideration and vote on a non-binding advisory determination of the frequency of future advisory votes on the compensation paid to our NEOs (commonly known as a “say-on-frequency” proposal) (“Proposal 4”).

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED HEREIN, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR 2025 FISCAL YEAR, FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”) AND TO RECOMMEND HOLDING THE SAY-ON-PAY VOTE ONCE EVERY THREE YEARS (“SAY-ON-FREQUENCY”).
Who may vote?
Stockholders of record of our Class A Shares, Class B Shares, Class C Shares and Class D Shares are entitled to receive the Notice and these proxy materials and to vote their respective shares at the Annual Meeting. The Record Date for determination of stockholders entitled to vote at the Annual Meeting is the close of business on April 17, 2025 (the “Record Date”). As of the Record Date, there were 625,652,391 Class A Shares outstanding, zero Class B Shares outstanding, 613,693,976 Class C Shares outstanding and 308,619,203 Class D Shares outstanding.
Holders of Class A Shares, Class B Shares, Class C Shares and Class D Shares vote as a single class on all matters presented to the Company’s stockholders for their vote or approval, except as otherwise required by our amended and restated certificate of incorporation and applicable law. Holders of our Class A Shares and Class C Shares are entitled to one vote for each share held of record by such holder on all matters on which stockholders generally are entitled to vote. The Class B Shares and Class D Shares, together, represent 80% of the total voting power of all shares of capital stock of Blue Owl (including shares issued in the future) until such time as the Principals and certain entities controlled by them, including their permitted transferees (such as charitable trusts and estate planning vehicles) own less than 25% of their aggregate ownership as of immediately after the closing of the Business Combination (the “Sunset Date”). Upon certain transfers to third parties or certain disqualifying events, all Class B Shares and Class D Shares will automatically convert into Class A Shares or Class C Shares, respectively. The remaining Class B Shares and Class D Shares will retain an aggregate of 80% of the voting power until the Sunset Date and, as a result, will have the power to elect a majority of Blue Owl’s directors. Given the “super-voting” rights of the Class B Shares and the Class D Shares, the voting power of the Class A Shares and Class C Shares, as applicable, is less than the voting power typically associated with shares of common stock or that the “one vote per share” implies. For information about the holders of our Class B Shares, Class C Shares and Class D Shares, please see “Corporate Governance and Other Board Information—Controlled Company Exemption.”
How do I vote?
We have elected to provide access to proxy materials over the Internet under the SEC’s “notice and access” rules to reduce the environmental impact and cost of the Annual Meeting. However, if you prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice. If you are attending the Annual Meeting electronically at www.virtualshareholdermeeting.com/OWL2025, you may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.
Stockholders of Record
If your Class A Shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. and Computershare Inc., you are considered a stockholder of record with respect to those shares. As a stockholder of record, you have the right to vote by proxy.
You may vote by proxy in any of the following three ways:
•Internet. Go to www.proxyvote.com to use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website.
•Phone. Call Broadridge Financial Solutions, Inc. by using any touch-tone telephone to transmit your voting instructions. Call (800) 690-6903 if you hold shares in your own name and (800) 454-8683 for shares held through a broker. Have your proxy card in hand when you call.
•Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Vote Processing c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

Voting by any of these methods will not affect your right to attend the Annual Meeting and vote electronically at www.virtualshareholdermeeting.com/OWL2025, if you have not previously voted by proxy. However, for those who will not be voting electronically at the meeting, your final voting instructions must be received by no later than 11:59 p.m. Eastern Time on June 8, 2025.
Beneficial Owners
Most of our stockholders hold their shares through a broker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in “street name,” and the Notice is being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote. Your broker, bank or other nominee has enclosed a voting instruction form for you to use in directing the broker, bank or other nominee on how to vote your shares. Unless you provide specific voting instructions, your broker, bank or other nominee will only have the discretion to vote shares it holds on your behalf with respect to Proposal 2 (the ratification of KPMG as our independent registered public accounting firm for our 2025 fiscal year), but not with respect to Proposal 1 (the election of directors) or Proposal 3 (the say-on-pay proposal) or Proposal 4 (the say-on-frequency proposal) as more fully described under “What is a broker ‘non-vote’?” below.
Can I change my vote?
Yes. If you are the stockholder of record, you may revoke your proxy before it is exercised by doing any of the following:
•sending a letter to us stating that your proxy is revoked;
•signing a new proxy and sending it to us; or
•attending the Annual Meeting and voting.
Beneficial owners should contact their broker, bank or other nominee for instructions on changing their votes.
How many votes must be present to hold the Annual Meeting?
A “quorum” is necessary to hold the Annual Meeting. The stockholders holding a majority of the voting power of the outstanding stock of the class or classes entitled to vote, represented either in person or by proxy, shall constitute a quorum for the purposes of the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum.
How many votes are needed to approve the proposals?
Election of Directors:
You may vote “FOR,” “AGAINST” or “ABSTAIN” for Proposal 1 (election of directors). At the Annual Meeting, a “FOR” vote by a plurality of votes cast is required for the election of directors. For this purpose, the three director nominees receiving the highest number of shares voted “FOR” their election will be elected. Abstention votes and broker “non-votes” are not considered votes cast for the foregoing purpose and will have no effect on the election of the director nominees.
Ratification of KPMG as Our Independent Registered Public Accounting Firm:
You may vote “FOR,” “AGAINST” or “ABSTAIN” for Proposal 2 (the ratification of KPMG as our independent registered public accounting firm for our 2025 fiscal year). At the Annual Meeting, a “FOR” vote by a majority of votes cast is required for passage of this Proposal. For this purpose, a majority of the votes cast means that the number of shares voted “FOR” this Proposal must exceed the number of votes cast “AGAINST” this Proposal. Abstentions and broker “non-votes” are not considered votes cast for the foregoing purpose and will have no effect on the vote for this Proposal.

Approval of the Say-on-Pay Proposal
You may vote “FOR,” “AGAINST” or “ABSTAIN” for Proposal 3 (the say-on-pay proposal). At the Annual Meeting, a “FOR” vote by a majority of votes cast is required for passage of this Proposal. For this purpose, a majority of the votes cast means that the number of shares voted “FOR” this Proposal must exceed the number of votes cast “AGAINST” this Proposal. Abstentions and broker “non-votes” are not considered votes cast for the foregoing purpose and will have no effect on the vote for this Proposal.
Recommendation for Say-on-Frequency Proposal
You may vote “ONCE EVERY THREE YEARS,” “ONCE EVERY TWO YEARS,” “ONCE EVERY YEAR” or “ABSTAIN” with respect to Proposal 4 (the say-on-frequency proposal). A majority of the votes cast shall determine our stockholders’ recommendation, with regard to the frequency of future advisory votes on the compensation paid to our NEOs.
Where can I find the voting results of the Annual Meeting?
The Company will announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.
What is a broker “non-vote”?
If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, such organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a broker “non-vote.”
Proposal 1 (the election of directors), Proposal 3 (the say-on-pay proposal) and Proposal 4 (say-on-frequency proposal) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without your instructions on non-routine matters. For your vote to be counted on Proposal 1, Proposal 3 and Proposal 4, you will need to communicate your voting decisions to your broker, bank or other nominee before the date of the Annual Meeting using the voting instruction form provided by your broker, bank or other nominee.
Proposal 2 (the ratification of KPMG as our independent registered public accounting firm for our 2025 fiscal year) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters without your specific voting instructions.
Who will count the votes?
Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.
Will any other matters be acted on at the Annual Meeting?
If any other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy will have discretion to vote on those matters. As of the date of these proxy materials, we did not know of any other matters to be presented at the Annual Meeting.
Who pays for this proxy solicitation?
We will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by our directors or associates. We will reimburse brokers, banks and other nominees, custodians and fiduciaries for costs incurred by them in mailing these proxy materials to the beneficial owners of our common stock held of record by such persons.

Whom should I contact with other questions?
If you have additional questions about these proxy materials or the Annual Meeting, please contact Blue Owl Capital Inc., Attn: Investor Relations, 399 Park Avenue, 37th Floor, New York, NY 10022, Email: blueowlir@blueowl.com, Telephone: (212) 419-3000.

PROPOSAL 1: ELECTION OF DIRECTORS
Board Structure and the Nominees
Our Board is currently comprised of ten directors. Our directors are divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2025, 2026 and 2027, respectively. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired.
In addition, in connection with the Business Combination, we entered into an investor rights agreement (as amended, the “Investor Rights Agreement”) with the Principals, Neuberger and the other parties from time to time party thereto. The Investor Rights Agreement grants the Principals and Neuberger the right to designate nominees to our Board subject to the maintenance of certain ownership requirements. Pursuant to the Investor Rights Agreement, the Principals have agreed to vote in favor of such nominees. See “Certain Relationships and Related Transactions—Investor Rights Agreement” for additional information.
Each director shall hold office for the term for which such director is elected and thereafter until such director’s successor shall have been duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office. Since there is no nominating committee, the entire Board participates in the consideration of director nominees. Except as otherwise expressly provided in the amended and restated certificate of incorporation, the holders of our common stock are entitled to vote on all matters on which stockholders of a corporation are generally entitled to vote under the General Corporation Law of the State of Delaware, as amended, including the election of our Board.
In connection with the Annual Meeting, the Board has nominated Ms. Brouse, Mr. Packer and Ms. Weeks for election as Class I directors (collectively, the “Nominees”), each for a three-year term expiring at our 2028 Annual Meeting of Stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal. The Company’s amended and restated certificate of incorporation and amended and restated bylaws (the “Organizational Documents”) provide that each director shall be elected by a plurality of the votes cast at a meeting of stockholders for the election of directors. Set forth below is information concerning our directors as of April 25, 2025, and the key experience, qualifications and skills they bring to the Board.
Directors and Nominees

Name	Age	Director Class	Serving Since	Positions Held
Jennifer Brouse	37	I	March 2025	Director and Managing Director
Craig W. Packer	58	I	May 2021	Director and Co-President
Dana Weeks	54	I	May 2021	Director*
Claudia Holz	67	II	May 2021	Director*
Marc S. Lipschultz	56	II	May 2021	Director and Co-Chief Executive Officer
Michael D. Rees	50	II	May 2021	Director and Co-President
Andrew S. Komaroff	56	III	May 2021	Director*
Douglas I. Ostrover	62	III	May 2021	Chairman of the Board, Co-Chief Executive Officer and Director
Stacy Polley	56	III	May 2021	Director*
Marc Zahr	45	III	December 2021	Director and Co-President

*    Our Board has determined that this director is independent for purposes of the NYSE corporate governance listing requirements.

Nominees for Class I Directors (Term expires at the 2025 Annual Meeting of Stockholders)
Independent Director

Dana Weeks is the Chief Executive Officer and Co-Founder of MedTrans Go, a healthcare technology start-up based in Atlanta, GA. Prior to joining MedTrans Go, Ms. Weeks co-founded the Black Angel Tech Foundation, created to support and increase the number of underrepresented minorities in technology, and served in her role as President from April 2016 to September 2019. Ms. Weeks has also held positions at AT&T, Pfizer, and in several innovative entrepreneurial ventures. Ms. Weeks is a member of the Board of Trustees of The Westminster Schools of Atlanta, the Treasurer of the Atlanta Chapter of Jack & Jill, an advisory board member of Stride: Win Your Way, a sports optimization platform for coaches and athletes, and a Board Member for the Wellstar

Hospital Foundation and the Access Foundation. She also serves on several Task Forces and Committees at both Stanford and Columbia Business School, including serving as a co-chair of the Stanford LEAD Council, a member of the Stanford Humanities & Sciences Council and the Stanford Athletics Board, and a founding member of the Women’s Circle at Columbia Business School. She has served on the Board since May 2021 and is a member of the Company’s audit committee. Ms. Weeks earned a BA with Honors from Stanford University and an MBA from Columbia Business School. Ms. Weeks’ long and varied business career and valuable knowledge, in addition to her prior service as a director of the Company, position her well to serve on the Board.
Non-Independent Directors

Jennifer Brouse is a Managing Director at Blue Owl, Chief Operating Officer of the GP Strategic Capital platform, a member of the GP Strategic Capital Investment Team and a member of the Board. In her role, Ms. Brouse focuses on managing the overall operations of the GP Strategic Capital business as well as strategic initiatives across the platform. From May 2021 to December 2023, she was the Chief Financial Officer of the GP Strategic Capital platform, overseeing the finance functions of the GP Strategic Capital products. Prior to Blue Owl, Ms. Brouse was the Chief Financial Officer of Dyal Capital, the predecessor firm to Blue Owl's GP Strategic Capital platform, when it was a division of Neuberger Berman. Prior to joining Dyal Capital in October 2017, Ms. Brouse was a Manager at PwC within the Wealth and Asset Management assurance practice, providing audit and related services to PwC's asset management clients. She earned a B.S.B.A. in Accounting and Spanish, magna cum laude, from Bucknell University. Ms. Brouse is a licensed Certified Public Accountant in the state of New York. Ms. Brouse's significant experience and leadership in Blue Owl's GP Strategic Capital platform and extensive knowledge of finance matters, in addition to her prior service as a director of the Company, position her well to serve on the Board.

Craig W. Packer is a Co-President of Blue Owl Capital Inc. and a member of the Board. Mr. Packer is also the Global Head of the Credit platform and serves as a Co-Chief Investment Officer for certain of the Blue Owl Credit Advisers. Additionally, he is the Chief Executive Officer of each of the Blue Owl BDCs. Previously, Mr. Packer co-founded Owl Rock Capital Partners, the predecessor firm to Blue Owl’s Credit platform. Prior to co-founding Owl Rock, Mr. Packer was a Partner and Co-Head of Leveraged Finance in the Americas at Goldman Sachs & Co. Mr. Packer joined Goldman Sachs & Co. as a Managing Director and Head of High Yield Capital Markets in 2006 and was named Partner in 2008. Prior to joining Goldman Sachs & Co., he was the Global Head of High Yield Capital Markets at Credit Suisse First Boston, and before that he worked at Donaldson, Lufkin & Jenrette. Mr. Packer serves as Treasurer of the board of Trustees of

Greenwich Academy, and Co-Chair of the Honorary Board of Kids in Crisis, a nonprofit organization that serves children in Connecticut. He is also on the Advisory Board for the Mount Sinai Department of Rehabilitation and Human Performance. In addition, Mr. Packer is on the Foundation Board of Trustees for the McIntire School of Commerce, University of Virginia and is a member of the Board of Trustees of the University of Virginia Athletics Foundation. Mr. Packer received an MBA from Harvard Business School and a BS from the University of Virginia. Mr. Packer’s knowledge of and extensive experience in investment management, leveraged finance and financial services give the Board valuable industry-specific knowledge and expertise on these and other matters, in addition to his prior service as a director of the Company, position him well to serve on the Board.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES AS CLASS I DIRECTORS.
Continuing Directors
Claudia Holz is a certified public accountant in the State of New York. Ms. Holz previously served as an audit partner for KPMG LLP, where she performed and supervised audits of the financial statements and internal controls of public and private companies. During her career at KPMG, she held numerous leadership positions, including serving as partner-in-charge of the New York office investment management audit practice. In September 2017, she retired from KPMG after more than 35 years. She has served on the Audit and Compliance Committee for American Beacon funds since April 2018. In that capacity, she oversees and assesses the performance of the annual audits by the funds’ auditors. She has served on the Board since May 2021 and is the chair of the Company’s audit committee. She earned a BS in Accounting, magna cum laude, from Syracuse University. Ms. Holz’s broad experience in finance, together with her supervisory roles on audits of financial statements and internal controls of public and private companies, position her well to serve on the Board.
Andrew S. Komaroff is the Chief Operating Officer of Neuberger Berman Group LLC and joined the predecessor firm in 2001. Mr. Komaroff’s responsibilities include oversight of the firm’s client coverage and distribution channels as well as information technology and operations. Mr. Komaroff also served as the interim Chief Financial Officer immediately following the firm’s employee-led buyout in 2009. Prior to joining the firm, Mr. Komaroff was a management consultant at McKinsey & Co., a principal at Ripplewood Holdings, a New York and Tokyo-based private equity firm, and the Executive Vice President of the Equavant Group, an internet exchange acquired in 2001. Mr. Komaroff serves on the Board of Trustees for the Writing Revolution, a national not-for-profit organization dedicated to teaching students to think clearly and reflect that thinking in their writing. He has served on the Board since May 2021. Mr. Komaroff received a BA from Williams College where he was elected to Phi Beta Kappa and a JD from Stanford Law School where he was a member of the Order of the Coif. Mr. Komaroff’s extensive experience and leadership in the asset management industry position him well to serve on the Board.
Marc S. Lipschultz is Co-Chief Executive Officer of Blue Owl Capital Inc. and a member of the Board. Mr. Lipschultz also serves as a Co-Chief Investment Officer for each of the Blue Owl Credit Advisers. Previously, Mr. Lipschultz co-founded Owl Rock Capital Partners, the predecessor firm to Blue Owl’s Credit platform. Prior to co-founding Owl Rock, Mr. Lipschultz spent more than two decades at KKR, serving on the firm’s Management Committee and as the Global Head of Energy and Infrastructure. Mr. Lipschultz has a wide range of experience in alternative investments, including leadership roles in private credit, private equity, and infrastructure. Prior to joining KKR, he was with Goldman, Sachs & Co., where he focused on mergers and acquisitions and principal investment activities. Mr. Lipschultz serves on the board of the Hess Corporation and is actively involved in a variety of nonprofit organizations, serving as a board member of the American Enterprise Institute for Public Policy Research, Michael J. Fox Foundation, Mount Sinai Health System, Riverdale Country School, Stanford University Board of Trustees, and the 92nd Street Y. Mr. Lipschultz received an MBA with high distinction,

Baker Scholar, from Harvard Business School and an AB with honors and distinction, Phi Beta Kappa, from Stanford University. Mr. Lipschultz’s knowledge of and extensive experience in alternative investments, together with his leadership roles in private equity, infrastructure and direct-asset investing, position him well to serve on the Board.
Douglas I. Ostrover is Co-Chief Executive Officer of Blue Owl Capital Inc. and the chairman of the Board. Mr. Ostrover is also the Chief Executive Officer and serves as a Co-Chief Investment Officer for each of the Blue Owl Credit Advisers. Previously, Mr. Ostrover co-founded Owl Rock Capital Partners, the predecessor firm to Blue Owl’s Credit platform. Prior to co-founding Owl Rock, Mr. Ostrover was a founder of GSO Capital Partners (GSO), Blackstone’s alternative credit platform, and was a Senior Managing Director at Blackstone until 2015. Prior to co-founding GSO in 2005, Mr. Ostrover was a Managing Director and Chairman of the Leveraged Finance Group of Credit Suisse First Boston (CSFB). Prior to his role as Chairman, he was Global Co-Head of CSFB’s Leveraged Finance Group, during which he was responsible for all of CSFB’s origination, distribution, and trading activities relating to high yield securities, leveraged loans, high yield credit derivatives, and distressed securities. Mr. Ostrover joined CSFB in November 2000 when CSFB acquired Donaldson, Lufkin & Jenrette (“DLJ”), where he was a Managing Director in charge of High Yield and Distressed Sales, Trading and Research. He was a member of DLJ’s high yield team since he joined the firm in 1992. Mr. Ostrover is actively involved in a variety of non-profit organizations including serving on the boards of directors of the Michael J. Fox Foundation, the Mt. Sinai Health System, and the Leadership Council for Memorial Sloan Kettering. He also serves on the investment committee of the Brunswick School. Mr. Ostrover received an MBA from New York University Stern School of Business and a BA in Economics from the University of Pennsylvania. Mr. Ostrover’s depth of experience in corporate finance, capital markets and financial services gives our Board valuable industry-specific knowledge and expertise on these and other matters, and his history with the Company provide an important skill set and knowledge base to our Board.
Stacy Polley is a senior advisor to Blackstone Inc., serving since March 2022. Previously, Ms. Polley served as a partner of Goldman Sachs, where she gained over 25 years of experience in finance and commercial leadership from August 1994 to March 2019. Ms. Polley served as a member of Goldman Sachs’ Partnership Committee from 2008 to 2016 and was a founding member of Goldman Sachs’ Client and Business Standards Committee (CBSC), formed in response to the 2008 financial crisis, and served as the Co-Chair of the Securities Division of CBSC from 2008 to 2015. She also served as the Global Head of Client Relationship Management & Strategy from September 2014 to December 2018 and as a member of the Americas Diversity Committee from 2012 to 2015. Previously, Ms. Polley worked as a Consultant in the Information Technology Practice of EY from August 1989 to July 1992. Ms. Polley is currently a board advisor of HighPost Capital, a consumer-focused growth equity firm, where she has served since November 2019. She has also served on the board of New York City Center since September 2012. She has served on the Board since May 2021 and is a member of the Company’s audit committee. Ms. Polley earned a BS in Finance and Management Information Systems from State University of New York at Albany and an MBA in finance from the Wharton School of the University of Pennsylvania. Ms. Polley’s significant experience and leadership in the financial services industry and extensive knowledge of finance matters position her well to serve on the Board.
Michael D. Rees is a Co-President of Blue Owl Capital Inc. and a member of the Board. Mr. Rees is also the Global Head of the GP Strategic Capital platform. Previously, Mr. Rees founded Dyal Capital, the predecessor firm to Blue Owl’s GP Strategic Capital platform. Prior to founding Dyal Capital, Mr. Rees was a founding employee and shareholder of Neuberger Berman Group, transitioning from Lehman Brothers as part of the management buyout transaction in May 2009, and was the first Chief Operating Officer of Neuberger’s alternatives business. Mr. Rees was an employee of Lehman Brothers from April 2001 through May 2009. He had numerous roles at Lehman Brothers and was responsible for strategic acquisitions for the Investment Management Division. From 2003 through 2006, he was Head of Asset Management Strategy. Prior to joining Lehman Brothers, Mr. Rees was an associate at Marakon Associates. Mr. Rees currently serves on the Board of Directors of The Feinstein Institutes for Medical Research of Northwell Health and on the board of The Opportunity Network, an education-focused nonprofit that supports underserved students with postsecondary career readiness education. Mr. Rees received an MS in Mechanical Engineering and an MS in Technology Policy from Massachusetts Institute of Technology, and a BS in Mechanical Engineering and a BA in Political Science from the University of Pittsburgh. Mr. Rees’s knowledge of and extensive experience in investment management, leveraged finance and financial services position him well to serve on the Board.

Marc Zahr is a Co-President of Blue Owl Capital Inc. and a member of the Board. Mr. Zahr is also the Global Head of the Real Assets platform, where he manages and oversees the Real Assets platform’s investment activities, including sourcing, underwriting, and negotiating all acquisitions. Mr. Zahr also serves as the Chairman of the Board of Trustees of Blue Owl Real Estate Net Lease Trust, a private placement REIT, and serves as the Co-Chairman of the Board of Trustees of Store Capital, a private REIT. Previously, Mr. Zahr founded Oak Street, the predecessor firm to Blue Owl’s Real Assets platform. Prior to founding Oak Street, Mr. Zahr served as Vice President at American Realty Capital where he was responsible for the analytics and acquisition activities within the company’s real estate portfolios, a Fixed Income Trader at TM Associates, and an Associate at Merrill Lynch. Mr. Zahr was honored as one of Crain’s Chicago Business’s 40 Under 40 for 2018. Mr. Zahr received a BA in Communications from the University of Dayton. Mr. Zahr’s experience and leadership from the founding of Oak Street and his management experience and history with the Real Assets division of Blue Owl gives our Board valuable industry-specific knowledge and expertise on these and other matters.
There are no family relationships among any of the director nominees or directors of the Company.

CORPORATE GOVERNANCE AND OTHER BOARD INFORMATION
Composition of the Board of Directors
Our Organizational Documents provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. Our Board currently consists of ten members. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2025, 2026 and 2027, respectively. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.
In addition, in connection with the Business Combination, we entered into the Investor Rights Agreement, under which the Principals and Neuberger have the right to designate nominees to our Board subject to the maintenance of certain ownership requirements. See “Certain Relationships and Related Transactions—Investor Rights Agreement” for additional information.
Board members are expected to devote sufficient time and attention to prepare for, attend and participate in Board meetings, including advance review of meeting materials that may be circulated prior to each meeting.
Board Leadership Structure
The Board does not have a formal policy with respect to the separation of the offices of Co-Chief Executive Officer and Chairman of the Board. It is the Board’s view that rather than having a formal policy, the Board, upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether it is in the best interests of the Company and its stockholders for such offices to be separate or combined.

At the current time, we do not separate the roles of Co-Chief Executive Officer and Chairman of the Board. Douglas I. Ostrover has served as the Chairman of our Board and Chief Executive Officer or Co-Chief Executive Officer since inception. Our Board has determined that having the same individual hold both positions is in the best interests of Blue Owl and our stockholders and is consistent with good corporate governance for the following reasons:
•Our Chairman is more familiar with our business and strategy than an independent, non-employee chairman would be and is thus better positioned to focus our Board’s agenda on the key issues facing our Company.
•A single Chairman and Co-Chief Executive Officer provides strong and consistent leadership for Blue Owl, without risking overlap or conflict of roles.
•Oversight of our Company is the responsibility of our Board as a whole, and this responsibility can be properly discharged without an independent Chairman.
The Board continues to believe that it is in the best interest of the Company and its stockholders for Mr. Ostrover to serve as Chairman and Co-Chief Executive Officer.
Independent Directors
NYSE listing standards require that a majority of the Board be independent, subject to the controlled company exemption, which applies to our Company (see below). An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that Claudia Holz, Andrew Komaroff, Stacy Polley and Dana Weeks are independent directors under this definition.
Our Board has determined that all of the members of the audit committee are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE with respect to audit committee membership. Claudia Holz, Stacy Polley and Dana Weeks are members of the audit committee, with Ms. Holz serving as the chair of the audit committee. The Board holds regularly scheduled sessions in which some or all of the independent directors meet without management.

Controlled Company Exemption
The Principals hold 80% of the voting control of our outstanding capital stock, as a result of which the Principals have the power to elect a majority of Blue Owl’s directors and have agreed to vote in favor of each other’s director designees. Pursuant to the NYSE listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” Therefore, we are not subject to the NYSE listing standards that would otherwise require us to have: (i) a majority of “independent directors,” as defined under the listing standards of the NYSE; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.
Risk Oversight
The Board plays an active role in overseeing management of our risks. The Board understands the principal risks associated with the Company’s business on an ongoing basis and management keeps the Board and its committees informed of these changing risks on a timely basis.
Further, the audit committee has oversight responsibility for (1) financial reporting with respect to the Company’s major financial exposures, (2) the steps management has taken to monitor and manage key business risks facing the Company, and (3) our cybersecurity program with respect to risk assessment and risk management, including cybersecurity risk. Our Chief Technology Officer periodically reports to the audit committee as well as the full Board, as appropriate, on cybersecurity matters.
Compensation Risk Assessment
As described in greater detail under “Compensation Discussion and Analysis,” below, the key elements of our compensation program consist of a base salary, cash incentive awards, periodic grants of long-term equity-based compensation, such as incentive units, other executive benefits and perquisites, and employment agreements for certain of our NEOs, which contain termination benefits. We believe that the combination of these elements protects us against excessive personnel risk, as it formulates competitive compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our executive officers and other senior personnel with those of our stockholders. We do not believe that our compensation program creates risks that are reasonably likely to have a material adverse effect on the Company.
Option Grants
In response to Item 402(x)(1) of Regulation S-K, we do not currently grant new awards of stock options, stock appreciation rights, or similar option-like instruments. Accordingly, we have no specific policy or practice on the timing of awards of such options in relation to our disclosure of material nonpublic information. In the event we determine to grant new awards of such options, the Board will evaluate the appropriate steps to take in relation to the foregoing.
Compensation Committee Interlocks and Insider Participation
We do not have a compensation committee. Rather, certain functions that a compensation committee would carry out are handled by senior management. Other than with respect to Messrs. Ostrover’s, Lipschultz’s, Rees’ and Zahr’s compensation, our Co-Chief Executive Officers have authority to determine our NEOs’ compensation. Mr. Kirshenbaum’s and Ms. Reddy’s compensation was determined by our Co-Chief Executive Officers. Messrs. Ostrover’s, Lipschultz’s, Rees’ and Zahr’s compensation is formulaic and based on the contractual terms in their respective Employment Agreements (defined below). The Board approves all final equity grants to our NEOs. The principles of our executive compensation are discussed below under “Determination of Compensation for NEOs.” As a controlled company, we are not subject to the NYSE listing standards that would otherwise require us to have compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors. See “Corporate Governance and Other Board Information—Controlled Company Exemption” for additional information. For a description of certain transactions between us and members of senior management, see “Certain Relationships and Related Transactions.”

Committees of the Board
The Board has adopted a charter for the audit committee that complies with current federal and NYSE rules relating to corporate governance matters. The Board may establish other committees from time to time as it deems necessary, advisable or appropriate.
Committee Membership; Meetings and Attendance
Between January 1, 2024 and December 31, 2024, our Board held nine meetings and our audit committee held ten meetings. Each of our directors attended, in person or by audio/video conference, at least 75% of the total number of meetings of the Board and committees on which he or she served that were held during the period he or she served as a director or committee member, as applicable. In addition to formal Board and audit committee meetings, our Board and audit committee conduct informal meetings for the purpose of continuing education. We encourage our directors to attend our annual meetings of stockholders. All directors then serving attended the 2024 Annual Meeting of Stockholders.
Audit Committee
The Board maintains an audit committee. The audit committee’s duties, which are specified in the Company’s audit committee charter, include, but are not limited to:
•maintain open communications with the independent auditors, internal auditors or other personnel responsible for the internal audit function, outside valuation experts, executive management and the Board;
•meet separately, from time to time, with management, internal auditors or other personnel responsible for the internal audit function and the independent auditors to discuss matters warranting attention by the audit committee;
•regularly report audit committee actions to the Board and make recommendations as the audit committee deems appropriate;
•review the financial results presented in all reports filed with the SEC;
•review reports issued by regulatory examinations and consider the results of those reviews to determine if any findings could have a material effect on the Company’s financial statements or its internal controls and procedures;
•discuss the Company’s disclosure, oversight of and conformity with the Company’s Code of Business Conduct and Code of Ethics, and matters that may have a material effect on the Company’s financial statements, operations, compliance policies and programs;
•oversee the Company’s cybersecurity and other information technology risks, controls and procedures, including the Company’s plans to mitigate cybersecurity risks and to respond to and potentially disclose cyber incidents;
•issue for public disclosure by the audit committee the report required by the SEC to be included in the Company’s annual proxy statement;
•review and reassess the adequacy of the audit committee’s charter at least annually and recommend any changes to the full Board; and
•take other actions required of the audit committee by law, applicable regulations, or as requested by the Board.
The members of the audit committee are Claudia Holz, Stacy Polley and Dana Weeks, with Ms. Holz serving as the chair of the committee. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our Board has determined that all of the members of the audit committee are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE with respect to audit committee membership. We also believe that Claudia Holz qualifies as our “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. The audit committee has a charter which is available on Blue Owl’s website at ir.blueowl.com.

Code of Business Conduct
Blue Owl adopted a Code of Business Conduct that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct is available on Blue Owl’s website at ir.blueowl.com. To the extent required by law, Blue Owl intends to disclose any amendments to, or waivers from, provisions of the Code of Business Conduct that apply to our officers responsible for financial reporting on our website at ir.blueowl.com.
Insider Trading Policy and Prohibition on Hedging and Speculative Trading
The Board has adopted, as part of our Code of Ethics and Insider Trading Policy, prohibitions against our executive officers, directors and employees engaging in transactions of a speculative nature involving our securities, including, but not limited to, buying or selling puts or calls or other derivative securities based on our securities, without the prior approval of our Chief Compliance Officer. In addition, such persons are prohibited from short-selling our securities or entering into hedging transactions or similar arrangements with respect to our securities subject to our Insider Trading Policy. Under our Insider Trading Policy, certain directors, officers and employees may seek approval to pledge our securities under loan arrangements that meet requirements established by our audit committee, including with respect to the pledge amount, the minimum loan to value ratio and the minimum unencumbered net asset value. For information about existing pledges of our NEOs and directors, see “Security Ownership of Certain Beneficial Owners and Management.” The Code of Ethics and Insider Trading Policy also contains rules regarding handling of the confidential information about us and the companies with which we do business and in which our clients invest. Our Insider Trading Policy is included as Exhibit 19.1 to our Annual Report.
Clawback Policy
The Board has adopted a clawback policy that complies with NYSE’s clawback rules promulgated under Section 10D of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and the rules promulgated thereunder. In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any such financial reporting requirement, the clawback policy requires that covered executives must reimburse the Company, or forfeit, any excess incentive-based compensation received by such covered executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the restatement. Executives covered by the clawback policy are current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act and the NYSE listing standards. Incentive-based compensation subject to the clawback policy includes any cash or equity compensation that is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure. The amount subject to recovery is the excess of the incentive-based compensation received based on the erroneous data over the incentive-based compensation that would have been received had it been based on the restated results. The clawback policy will only apply to incentive-based compensation received on or after the effective date of Section 303A.14 of the NYSE Listed Company Manual. As of the date of this proxy statement, we did not have an accounting restatement that required recovery of erroneously awarded incentive-based compensation pursuant to our clawback policy. There were no outstanding balances of erroneously awarded incentive-based compensation to be recovered from the application of the policy to a prior restatement. Our clawback policy is included as Exhibit 97.1 to our Annual Report.
Corporate Governance Guidelines
We have Corporate Governance Guidelines that address issues of corporate governance and set forth procedures by which our Board carries out its responsibilities. The Board does not believe that the directors should be prohibited from serving on boards of other entities or organizations and has not adopted any guidelines limiting such activities, except with respect to members serving on audit committees. Due to the demanding nature of service on the audit committee, the members of the audit committee are discouraged from serving on the audit committees of the boards of directors of more than two additional public companies at the same time as they are serving on the audit committee.
The Corporate Governance Guidelines are available on Blue Owl’s website at ir.blueowl.com.

Board Diversity
Although we have no formal policy regarding board diversity, the Board believes that diversity, among other factors, is an important component of a board of directors. The Board generally conceptualizes diversity expansively to include, without limitation, concepts such as background, skills, experience, expertise, differences of viewpoint, education, gender, race and culture, and other qualities that contribute to the Board. Our current Board composition reflects both gender and racial/ethnic diversity, based on the self-identification of our directors.
Human Capital
As of December 31, 2024, we had over 1,100 full-time employees globally..
Culture
As an alternative asset manager, we believe that our people are key to the success of our business. We embrace four core values we view as integral to creating a culture in which our people can thrive personally and professionally, including mutual respect, excellence, constructive dialogue and a “one team” mindset.
•Mutual respect. We hold ourselves to the highest standard of professional conduct. We acknowledge everyone’s unique contributions and in challenging situations, listen to understand.
•Excellence. We strive to operate always at the highest standard and deliver the best possible outcomes for our stakeholders. We are constantly analyzing our performance to learn from our successes and our mistakes.
•Constructive dialogue. We invite alternative points of view. As a firm, we encourage thoughtful, intentional and honest opinions.
•“One Team.” We pride ourselves in our strong alignment with all our stakeholders, including investors, users of our capital, employees and others. We act in the highest interest of the Blue Owl ecosystem and work across functions for greater outcomes to deliver value for all of these groups.
Our culture shapes how our employees work, grow, and create value for our investors and stockholders. Culture is not just something we talk about, it defines how we engage with one another every day. It fuels our ability to deliver results through private markets, attract and retain top talent, and build strong partnerships. We each have a meaningful role to play in strengthening and protecting our culture. Together, we invest in the practices and actions that foster connection, opportunity, and impact for each other and the many stakeholders we serve.
Communications to the Board of Directors
The Board welcomes communications from our stockholders and other interested parties. Stockholders and other interested parties may send communications to the Board, or to any particular director, to the following address: Blue Owl Capital Inc., Attention: General Counsel, 399 Park Avenue, 37th Floor, New York, NY 10022. Stockholders or interested parties should indicate clearly the director or directors to whom the communication is being sent so that each communication may be forwarded directly to the appropriate director(s).

EXECUTIVE OFFICERS
Set forth below is information concerning our executive officers:

Name	Age	Serving Since	Position
Douglas I. Ostrover	62	May 2021	Chairman of the Board, Co-Chief Executive Officer and Director
Marc S. Lipschultz	56	May 2021	Co-Chief Executive Officer and Director
Alan Kirshenbaum	53	May 2021	Chief Financial Officer
Craig W. Packer	58	May 2021	Co-President and Director
Andrew R. Polland	50	May 2021	Chief Operating Officer
Neena A. Reddy	47	May 2021	Chief Legal Officer, General Counsel and Secretary
Michael D. Rees	50	May 2021	Co-President and Director
Marc Zahr	45	December 2021	Co-President and Director

Douglas I. Ostrover is Co-Chief Executive Officer of Blue Owl Capital Inc. and the chairman of the Board. Mr. Ostrover is also the Chief Executive Officer and serves as a Co-Chief Investment Officer for each of the Blue Owl Credit Advisers. Previously, Mr. Ostrover co-founded Owl Rock Capital Partners, the predecessor firm to Blue Owl’s Credit platform. Prior to co-founding Owl Rock, Mr. Ostrover was a founder of GSO Capital Partners (GSO), Blackstone’s alternative credit platform, and was a Senior Managing Director at Blackstone until 2015. Prior to co-founding GSO in 2005, Mr. Ostrover was a Managing Director and Chairman of the Leveraged Finance Group of Credit Suisse First Boston (CSFB). Prior to his role as Chairman, he was Global Co-Head of CSFB’s Leveraged Finance Group, during which he was responsible for all of CSFB’s origination, distribution, and trading activities relating to high yield securities, leveraged loans, high yield credit derivatives, and distressed securities. Mr. Ostrover joined CSFB in November 2000 when CSFB acquired Donaldson, Lufkin & Jenrette (“DLJ”), where he was a Managing Director in charge of High Yield and Distressed Sales, Trading and Research. He was a member of DLJ’s high yield team since he joined the firm in 1992. Mr. Ostrover is actively involved in a variety of non-profit organizations including serving on the boards of directors of the Michael J. Fox Foundation, the Mt. Sinai Health System, and the Leadership Council for Memorial Sloan Kettering. He also serves on the investment committee of the Brunswick School. Mr. Ostrover received an MBA from New York University Stern School of Business and a BA in Economics from the University of Pennsylvania.

Marc S. Lipschultz is Co-Chief Executive Officer of Blue Owl Capital Inc. and a member of the Board. Mr. Lipschultz also serves as a Co-Chief Investment Officer for each of the Blue Owl Credit Advisers. Previously, Mr. Lipschultz co-founded Owl Rock Capital Partners, the predecessor firm to Blue Owl’s Credit platform. Prior to co-founding Owl Rock, Mr. Lipschultz spent more than two decades at KKR, serving on the firm’s Management Committee and as the Global Head of Energy and Infrastructure. Mr. Lipschultz has a wide range of experience in alternative investments, including leadership roles in private credit, private equity, and infrastructure. Prior to joining KKR, he was with Goldman, Sachs & Co., where he focused on mergers and acquisitions and principal investment activities. Mr. Lipschultz serves on the board of the Hess Corporation and is actively involved in a variety of nonprofit organizations, serving as a board member of the American

 Enterprise Institute for Public Policy Research, Michael J. Fox Foundation, Mount Sinai Health System, Riverdale Country School, Stanford University Board of Trustees, and the 92nd Street Y. Mr. Lipschultz received an MBA with high distinction, Baker Scholar, from Harvard Business School and an AB with honors and distinction, Phi Beta Kappa, from Stanford University.

Alan Kirshenbaum is the Chief Financial Officer of Blue Owl Capital Inc. and Co-Chair of the firm’s Operating Committee. Prior to Owl Rock, the predecessor firm to Blue Owl’s Credit platform, Mr. Kirshenbaum was Chief Financial Officer of Sixth Street Specialty Lending, a BDC traded on the NYSE (“TSLX”). Mr. Kirshenbaum was responsible for building and overseeing TSLX’s finance, treasury, accounting, and operations functions from 2011 through 2015, including during its initial public offering in March 2014. From 2011 to 2013, Mr. Kirshenbaum was the Chief Financial Officer of TPG Special Situations Partners. Prior to joining TPG, Mr. Kirshenbaum was the Chief Financial Officer of Natsource, a private investment firm and, prior to that, Managing Director, Chief Operating Officer, and Chief Financial Officer of MainStay Investments. Mr. Kirshenbaum joined Bear Stearns Asset Management (“BSAM”) in 1999 and was BSAM’s Chief

Financial Officer from 2003 to 2006. Before joining BSAM, Mr. Kirshenbaum worked in public accounting at KPMG and J.H. Cohn. Mr. Kirshenbaum is actively involved in a variety of non-profit organizations, including the Boy Scouts of America. He also is a member of the Georgia Tech University President’s Advisory Board and Seton Hall Parents Leadership Council. Mr. Kirshenbaum received an MBA from New York University Stern School of Business and a BS from Rutgers University.

Craig W. Packer is a Co-President of Blue Owl Capital Inc. and a member of the Board. Mr. Packer is also the Global Head of the Credit platform and serves as a Co-Chief Investment Officer for certain of the Blue Owl Credit Advisers. Additionally, he is the Chief Executive Officer of each of the Blue Owl BDCs. Previously, Mr. Packer co-founded Owl Rock Capital Partners, the predecessor firm to Blue Owl’s Credit platform. Prior to co-founding Owl Rock, Mr. Packer was a Partner and Co-Head of Leveraged Finance in the Americas at Goldman Sachs & Co. Mr. Packer joined Goldman Sachs & Co. as a Managing Director and Head of High Yield Capital Markets in 2006 and was named Partner in 2008. Prior to joining Goldman Sachs & Co., he was the Global Head of High Yield Capital Markets at Credit Suisse First Boston, and before that he worked at Donaldson, Lufkin & Jenrette. Mr. Packer serves as Treasurer of the Board of Trustees of

Greenwich Academy, and Co-Chair of the Honorary Board of Kids in Crisis, a nonprofit organization that serves children in Connecticut. He is also on the Advisory Board for the Mount Sinai Department of Rehabilitation and Human Performance. In addition, Mr. Packer is on the Foundation Board of Trustees for the McIntire School of Commerce, University of Virginia and is a member of the Board of Trustees of the University of Virginia Athletics Foundation. Mr. Packer received an MBA from Harvard Business School and a BS from the University of Virginia.

Andrew R. Polland is the Chief Operating Officer of Blue Owl Capital Inc. and Co-Chair of its Operating Committee. Prior to Blue Owl, Mr. Polland was the Chief Operating Officer of Dyal Capital, the predecessor firm to Blue Owl’s GP Strategic Capital platform. Prior to Dyal Capital, Mr. Polland was the Chief Operating Officer, General Counsel, and Chief Compliance Officer of Hoplite Capital Management L.P. Prior to Hoplite, he was the General Counsel and Chief Compliance Officer of MSD Partners, L.P. and the Chief Compliance Officer of MSD Capital, L.P. Prior to MSD, Mr. Polland served as the Deputy Chief Compliance Officer and Head of Litigation of Fortress Investment Group LLC, and the Chief Compliance Officer of its affiliated broker-dealer (Fortress Capital Formation LLC). Prior to that, Mr. Polland was a litigation associate at Davis Polk & Wardwell LLP. He began his career as a federal law clerk to United States District Court Judge

Charles P. Sifton. Mr. Polland received a JD, magna cum laude, from the University of Pennsylvania, and a BS (with honors) in Industrial Labor Relations from Cornell University.

Neena A. Reddy is the Chief Legal Officer, General Counsel and Secretary of Blue Owl Capital Inc. and a member of the firm’s Operating Committee. Ms. Reddy also serves as Vice President and Secretary of each of the firm’s BDCs. Ms. Reddy is also the executive sponsor of Blue Owl for Women’s Empowerment, Blue Owl’s women’s employee resource group. Prior to joining Owl Rock, the predecessor firm to Blue Owl’s Credit platform, Ms. Reddy was associate general counsel at Goldman, Sachs & Co LLC, from 2010 to 2019 and was dedicated to Goldman Sachs Asset Management L.P. (“GSAM”), where she was responsible for GSAM managed direct alternative products, including private credit. Prior to GSAM, she practiced as a corporate attorney at Boies Schiller & Flexner LLP and at Debevoise & Plimpton LLP. Prior to becoming an attorney, Ms. Reddy was a financial analyst in the private wealth division at Goldman, Sachs & Co. Ms. Reddy currently serves on the Board of Directors for Partnership for New York City, representing Blue Owl. Ms. Reddy received a JD from New York University School of Law and a BA in English, magna cum laude, from Georgetown University.

Michael D. Rees is a Co-President of Blue Owl Capital Inc. and a member of the Board. Mr. Rees is also the Global Head of the GP Strategic Capital platform. Previously, Mr. Rees founded Dyal Capital, the predecessor firm to Blue Owl’s GP Strategic Capital platform. Prior to founding Dyal Capital, Mr. Rees was a founding employee and shareholder of Neuberger Berman Group, transitioning from Lehman Brothers as part of the management buyout transaction in May 2009, and was the first Chief Operating Officer of Neuberger’s alternatives business. Mr. Rees was an employee of Lehman Brothers from April 2001 through May 2009. He had numerous roles at Lehman Brothers and was responsible for strategic acquisitions for the Investment Management Division. From 2003 through 2006, he was Head of Asset Management Strategy. Prior to joining Lehman Brothers, Mr. Rees was an associate at Marakon Associates. Mr. Rees currently serves on the Board of Directors of The Feinstein Institutes for Medical Research of Northwell Health and on the board of The Opportunity Network, an education-focused nonprofit that supports underserved students with postsecondary career readiness education. Mr. Rees received an MS in Mechanical Engineering and an MS in Technology Policy from Massachusetts Institute of Technology, and a BS in Mechanical Engineering and a BA in Political Science from the University of Pittsburgh.

Marc Zahr is a Co-President of Blue Owl Capital Inc. and a member of the Board. Mr. Zahr is also the Global Head of the Real Assets platform, where he manages and oversees the Real Assets platform’s investment activities, including sourcing, underwriting, and negotiating all acquisitions. Mr. Zahr also serves as the Chairman of the Board of Trustees of Blue Owl Real Estate Net Lease Trust, a private placement REIT, and serves as the Co-Chairman of the Board of Trustees of Store Capital, a private REIT. Previously, Mr. Zahr founded Oak Street, the predecessor firm to Blue Owl’s Real Assets platform. Prior to founding Oak Street, Mr. Zahr served as Vice President at American Realty Capital where he was responsible for the analytics and acquisition activities within the company’s real estate portfolios, a Fixed Income Trader at TM Associates, and an Associate at Merrill Lynch. Mr. Zahr was honored as one of Crain’s Chicago Business’s 40 Under 40 for 2018. Mr. Zahr received a BA in Communications from the University of Dayton.

There are no family relationships among any of the executive officers of the Company.

COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation Discussion and Analysis we describe our executive compensation philosophy and programs and compensation decisions regarding the 2024 compensation of our NEOs (listed below), who consist of our principal executive officer, principal financial officer, and the three other most highly compensated executive officers.

Name	Principal Position
Douglas I. Ostrover	Co-Chief Executive Officer (principal executive officer)
Marc S. Lipschultz	Co-Chief Executive Officer (principal executive officer)
Alan Kirshenbaum	Chief Financial Officer (principal financial officer)
Neena Reddy	Chief Legal Officer, General Counsel and Secretary
Michael D. Rees	Co-President
Marc Zahr	Co-President
Compensation Philosophy
Our business as a global alternative asset manager is dependent on the performance of our NEOs and other key employees. Among other things, we depend on their ability to find, select and execute investments, manage investment strategies of our products, oversee and improve the operations of the Company, find and develop relationships with investors and other sources of capital and provide other services essential to our success.
Our compensation philosophy has several primary objectives: (i) attract, motivate and retain talented and experienced executives in our industry, (ii) reward executives whose knowledge, skills and performance are critical to our success, (iii) align executives’ interests with our investors and stockholders, (iv) foster a shared commitment among executives by aligning their individual goals with the goals of our company, (v) compensate our executives in a manner that incentivizes them to manage our business to meet our long-term objectives, and (vi) reinforce our culture and values.
One of our most important values is our “one-firm” approach with shared responsibility and success. Therefore, compensation is based on the performance of the Company as a whole, as well as on an individual’s contributions to the Company. In addition, we conduct, at least annually, an evaluation of each employee’s contribution to the Company, including his or her commitment to the Company’s culture and values.
Base salaries reflect our NEOs’ proficiency and experience in their respective roles. In addition to base salary, we utilize a blend of variable and long-term pay vehicles to further incentivize and retain talent and provide an overall compensation package that is competitive with the market. Performance-based discretionary bonuses are generally paid annually to employees, including certain NEOs, based on our profitability, market analysis and employee performance.
Management equity ownership is a guiding principle for us, and we apply that principle to our NEOs: every NEO is expected to have a meaningful equity interest in the Company. This equity ownership serves to align the interests of our NEOs with those of our stockholders.
Our compensation program is a management tool supporting our mission and values. We believe our program supports, reinforces and aligns our values, business strategy and operations with the goal of increasing distributable earnings. Compensation arrangements with our NEOs are described below under “Elements of Compensation.”
We did not engage a compensation consultant to determine our NEOs’ compensation in 2024. We do not formally benchmark or set our NEOs’ compensation by reference to the compensation of a specific peer group.
Determination of Compensation for NEOs
We do not have a compensation committee. Other than with respect to Messrs. Ostrover’s, Lipschultz’s, Rees’ and Zahr’s compensation, our Co-Chief Executive Officers have authority to determine our NEOs’ compensation. Mr. Kirshenbaum’s and Ms. Reddy’s compensation was determined by our Co-Chief Executive Officers. Messrs. Ostrover’s, Lipschultz’s, Rees’ and Zahr’s compensation is formulaic and based on the contractual terms in their respective Employment Agreements (defined below). The Board approves final equity grants to our NEOs.

Mitigation of Risk
We determined that any risks arising from our compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. Our compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to stockholders.
Elements of Compensation
Our current executive compensation program consists of a combination of the following components: (i) base salary, (ii) cash bonus payments linked to our overall performance, (iii) periodic grants of long-term equity-based compensation, such as Incentive Units and RSUs (each as defined below), and (iv) other executive benefits and perquisites. We combine these elements in order to formulate competitive compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our NEOs and other executives with those of our stockholders.
Base Salary
For 2024, Ms. Reddy was paid an annual salary of $350,000 and each of our other NEOs was paid an annual salary of $500,000. Although we believe that the base salaries of our NEOs should not typically be the most significant amount of total compensation, our senior management determined that this amount was sufficient to attract and retain top talent, and to assist with the payment of living costs throughout the year.
Cash Bonus Payments
Our senior management has authority to award cash bonuses to our NEOs at certain times during the year and at the end of the year. The cash bonuses are intended to offer incentive compensation by rewarding the achievement of corporate and individual performance objectives. Such cash bonuses are subject to annual review by senior management. We believe that establishing cash bonus opportunities helps us attract and retain qualified and highly skilled executives. These bonuses are intended to reward executives who have a positive impact on corporate results. The bonuses for 2024 are described in more detail below.
Mr. Kirshenbaum and Ms. Reddy received discretionary cash bonus awards for their performance in 2024. The discretionary cash bonuses awarded to Mr. Kirshenbaum and Ms. Reddy recognize each individual’s contributions to our overall goals and performance. We granted these discretionary cash bonus payments to reward Mr. Kirshenbaum and Ms. Reddy for assisting us in achieving our annual goals, both for the Company as a whole and in each individual’s respective area of responsibility. Factors that were included in determining the size of the cash bonus payments include Mr. Kirshenbaum’s and Ms. Reddy’s accomplishments in driving our results, their leadership and management of their respective teams and our overall performance. Comparisons were made to prior-year performance, to our other senior professionals, and compensation that is commensurate within our industry with the intention to reward, motivate and retain Mr. Kirshenbaum and Ms. Reddy.
Equity-Based Compensation
We believe that equity-based compensation awards enable us to attract, motivate, retain and adequately compensate executive talent. To that end, we have awarded equity-based compensation both in the form of profits interests (“Incentive Units”) and restricted stock units (“RSUs”). We believe equity awards provide executives with a significant long-term interest in our success by rewarding the creation of stockholder value over time.
For 2024, Messrs. Ostrover, Lipschultz, Rees and Zahr elected to receive quarterly grants of Incentive Units in satisfaction of their contractual right under their respective employment agreements (which are described in more detail below), and our Co-Chief Executive Officers determined the size of equity granted to our other NEOs, which was approved by our Board. Our Co-Chief Executive Officers considered each NEO’s current position with the Company, the size of their total compensation package and the amount of existing vested and unvested equity awards, if any, then held by the NEO when determining the size of equity grants made to our NEOs.

Blue Owl Capital Inc. 2021 Omnibus Equity Incentive Plan
On April 1, 2025, the Company amended and restated the Amended and Restated Blue Owl Capital Inc. 2021 Omnibus Equity Incentive Plan (as amended, the “2021 Omnibus Plan”) in connection with the Internal Reorganization.
The 2021 Omnibus Plan allows for the grant of equity incentives, such as RSUs, stock options, stock appreciation rights and restricted stock. The 2021 Omnibus Plan also allows for the issuance, from time to time, of certain Incentive Units to Blue Owl Management Vehicle LP (“Blue Owl MV”), a vehicle formed for the benefit of certain management employees of Blue Owl, by Blue Owl Holdings, which Incentive Units issuances would be in addition to the issuance of certain RSUs. Under the 2021 Omnibus Plan, the Incentive Units entitle the recipient to receive, through Blue Owl MV, distributions from Blue Owl Holdings in accordance with the terms of, and subject to any restrictions contained in, the applicable limited partnership agreement for each of Blue Owl Holdings and Blue Owl MV, and are currently counted against the share limit under the 2021 Omnibus Plan on a 1.00:1.00 basis (provided that each Incentive Unit granted prior to June 13, 2024 is counted against the number of shares available for issuance on a 1.25:1.00 basis).
Incentive Units
Incentive Units entitle the recipients to receive, through Blue Owl MV, distributions from Blue Owl Holdings in accordance with the terms of, and subject to any restrictions contained in, the applicable limited partnership agreement for each of Blue Owl MV and Blue Owl Holdings.
In 2024, the Company awarded Incentive Units to each NEO. Subject to a lock-up period of one year from the date of grant, all of Messrs. Ostrover's, Lipschultz's, Rees's and Zahr's, and certain of Mr. Kirshenbaum's Incentive Units were fully vested upon the date of grant. After expiration of the one-year holding requirement and attainment of required capital account thresholds, such Incentive Units settle by delivery of an equal number of Common Units of the Blue Owl Operating Partnership (the “Blue Owl Operating Group Units”) and Class C Shares. Blue Owl Operating Group Units may be exchanged (together with an equal number of Class C Shares which are cancelled for no consideration in such exchange) from time to time at the request of the holder for an equal number of newly issued Class A Shares (or at the election of an exchange committee of Blue Owl GP, a cash payment equal to the five-day volume weighted average price of our Class A Shares immediately prior to the applicable exchange date).
In 2024, Mr. Kirshenbaum was also awarded Incentive Units that vest in five equal installments on December 15 of 2025, 2026, 2027, 2028 and 2029.
In 2024, Ms. Reddy was also awarded Incentive Units that vest in three equal installments on February 15, 2027, 2028 and 2029.
For Messrs. Ostrover, Lipschultz, Rees and Zahr, the amounts presented in the Summary Compensation Table for 2024 relate to the Incentive Units granted in satisfaction of their contractual right under their respective employment agreements, and include the grants with respect to the fourth quarter of 2023 granted in February 2024 and the first three quarters of the year. Amounts related to the fourth quarter of 2024 were granted in February 2025, and therefore are not included in the table. For Mr. Kirshenbaum and Ms. Reddy, such grants were discretionary and in relation to their performance in 2024.
RSUs
Ms. Reddy was granted RSUs on December 1, 2024, that represents the portion of Ms. Reddy’s 2024 bonus that was deferred in the form of RSUs, which award will vest in three equal installments on February 15, 2026, 2027 and 2028. Each RSU represents the contingent right to receive one of the Company’s Class A Shares upon vesting.
Other Executive Benefits and Perquisites
We provide the following benefits to our NEOs: (i) health insurance, (ii) life insurance and supplemental life insurance, (iii) short-term and long-term disability, and (iv) various other benefits generally available to employees. We also provide wealth management services to Messrs. Ostrover, Lipschultz, Kirshenbaum, Rees and Zahr. We believe these benefits are generally consistent with those offered by other companies and specifically with those companies with which we compete for employees.

Termination Payments
We believe that a strong, experienced management team is essential to the best interests of the Company and our stockholders. We have entered into agreements with some of our NEOs pursuant to which such NEOs are entitled to certain benefits upon certain terminations. These termination benefits are enumerated and quantified in the section captioned “Executive Compensation – Potential Payments upon Termination or Change in Control.”
Clawback Policy
As provided in the section captioned “Corporate Governance and Other Board Information – Clawback Policy,” the Board has adopted a clawback policy that complies with NYSE’s clawback rules promulgated under Section 10D of the Exchange Act and the rules promulgated thereunder.
Section 280G of the Internal Revenue Code
Section 280G of the Code disallows a tax deduction with respect to “excess parachute payments” to certain executive officers of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax penalty on the individual receiving the “excess parachute payment.” Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans or programs and other equity-based compensation. “Excess parachute payments” are parachute payments that exceed a threshold determined under Section 280G of the Internal Revenue Code based on an executive officer’s prior compensation. In approving compensation arrangements for our NEOs in the future, we expect that the Board will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 280G of the Code. However, the Board may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility of Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.
Section 162(m) Compliance
Section 162(m) of the Internal Revenue Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Senior management will consider the impact of Section 162(m) when making compensation decisions.
Section 409A Considerations
Another section of the Code, Section 409A, affects the manner by which deferred compensation opportunities are offered to our employees by requiring, among other things, that “non-qualified deferred compensation” be structured in a manner that limits employees’ abilities to accelerate or further defer certain kinds of deferred compensation. We intend to operate our existing compensation arrangements that are covered by Section 409A in accordance with the applicable rules thereunder, and we will continue to review and amend our compensation arrangements where necessary to comply with Section 409A.
Accounting for Equity-Based Compensation
We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) for our equity-based compensation awards. ASC 718 requires companies to calculate the grant date fair value of their equity-based awards using a variety of assumptions. ASC 718 also requires companies to recognize the compensation cost of their equity-based awards in their income statements over the period that an employee is required to render service in exchange for the award. We anticipate that senior management will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Stockholder Say-on-Pay and Say-on-Frequency Vote
Say-on-Pay
We previously held an advisory vote on executive compensation at our 2022 annual meeting of stockholders (referred to as the “say-on-pay” vote), pursuant to which the majority of the advisory votes cast approved the compensation of our NEOs. The Board carefully considered the results of this vote in making decisions about our executive compensation program and given the level of support, we did not make any significant changes to our executive compensation program. At the Annual Meeting, stockholders will be asked to vote on a "say-on-pay" proposal to vote on a non-binding resolution to approve the compensation paid to our named executive officers for our 2024 fiscal year. See "Proposal 3: Advisory Vote on Executive Compensation for Fiscal Year 2024" for more information.
Say-on-Frequency
We previously held an advisory vote on the frequency of future “say-on-pay” advisory votes (referred to as the “say-on-frequency” vote) at our 2022 annual meeting of stockholders, pursuant to which the majority of the advisory votes cast voted to hold our “say-on-pay” votes every three years. The Board considered the outcome of this advisory vote and determined that future “say-on-pay” votes will be conducted every three years. At the Annual Meeting, stockholders will be asked to vote on a "say-on-frequency" proposal to vote on a non-binding advisory determination of the frequency of future advisory votes on the compensation paid to our named executive officers. See "Proposal 4: Advisory Vote on Executive Compensation for Fiscal Year 2024" for more information.
Compensation Committee Report
As noted above, our Board does not have a compensation committee. The entire Board has reviewed and had the opportunity to discuss with management the foregoing Compensation Discussion and Analysis and, based on such review and discussion, has determined that the Compensation Discussion and Analysis should be included in this proxy statement.

Douglas I. Ostrover Marc S. Lipschultz
Jennifer Brouse Claudia Holz Andrew S. Komaroff Craig W. Packer
Stacy Polley Michael D. Rees Dana Weeks Marc Zahr

2024 Summary Compensation Table
The following table summarizes the total compensation paid to or earned by each of our NEOs in 2024, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Douglas I. Ostrover	2024	500,000	—	22,666,620	—	745,812	23,912,432
Co-Chief Executive Officer	2023	500,000	—	17,304,596	—	673,599	18,478,195
	2022	500,000	—	9,010,338	—	625,047	10,135,385

Marc S. Lipschultz	2024	500,000	—	22,666,620	—	715,055	23,881,675
Co-Chief Executive Officer	2023	500,000	—	17,304,596	—	673,599	18,478,195
	2022	500,000	—	9,010,338	—	625,047	10,135,385

Alan Kirshenbaum	2024	500,000	4,500,000	42,241,500	—	135,663	47,377,163
Chief Financial Officer	2023	500,000	4,500,000	2,534,240	—	119,772	7,654,012
	2022	500,000	3,500,000	12,524,000	—	111,226	16,635,226

Neena Reddy	2024	350,000	3,487,500	20,608,519	—	—	24,446,019
Chief Legal Officer, General Counsel and Secretary

Michael D. Rees	2024	500,000	—	29,120,487	—	233,663	29,854,150
Co-President	2023	500,000	—	17,612,511	—	216,395	18,328,906
	2022	500,000	—	5,064,998	—	212,863	5,777,861

Marc Zahr	2024	500,000	—	20,947,125	—	500,019	21,947,144
Co-President
(1)Represents the discretionary cash bonuses described in further detail above under the section titled “Elements of Compensation — Cash Bonus Payments — Discretionary Cash Bonus Payments.”
(2)Represents the grant date fair value of awards computed in accordance with ASC 718. With respect to Messrs. Ostrover, Lipschultz, Rees and Zahr for 2024, represents quarterly awards of Incentive Units granted in respect of quarterly payments earned under their respective employment agreements. The amounts reported reflect the aggregate grant date fair value under ASC 718 and may not correspond to the actual value that will be recognized by the NEOs. Amounts related to the fourth quarter of 2024 were granted in February 2025, and therefore are not included in the table above. For Mr. Kirshenbaum and Ms. Reddy, represents discretionary grants of Incentive Units and RSUs. See the table below and Note 10 to our Financial Statements for additional information.
(3)For 2024, represents (i) with respect to Mr. Ostrover, $677,132 for wealth management services, $37,905 for supplemental medical insurance provided to certain executives and $30,757 for rent for personal office space; (ii) with respect to Mr. Lipschultz, $677,132 for wealth management services and $37,905 for supplemental medical insurance provided to certain executives; (iii) with respect to Mr. Kirshenbaum, $111,823 for wealth management services and $23,822 for supplemental medical insurance provided to certain executives; (iv) with respect to Mr. Rees, $233,644 for wealth management services; and (v) with respect to Mr. Zahr, $500,000 for wealth management services. This amount also includes coverage provided to each of our NEOs for identity theft monitoring.

2024 Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards to our NEOs in 2024. These amounts reflect the aggregate grant date fair values calculated under ASC 718 and may not correspond to the actual value that will be recognized by the recipients.

			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date
Douglas I. Ostrover	2/16/2024	(1)	396,546	6,717,489
	5/9/2024	(1)	286,460	4,958,623
	8/9/2024	(1)	315,107	5,003,899
	11/7/2024	(1)	273,611	5,986,609

Marc S. Lipschultz	2/16/2024	(1)	396,546	6,717,489
	5/9/2024	(1)	286,460	4,958,623
	8/9/2024	(1)	315,107	5,003,899
	11/7/2024	(1)	273,611	5,986,609

Alan Kirshenbaum	12/2/2024	(2)	350,000	7,766,500
	12/2/2024	(3)	1,750,000	34,475,000

Neena Reddy	12/2/2024	(4)	1,000,000	19,490,000
	12/2/2024	(5)	51,144	1,118,519

Michael D. Rees	2/16/2024	(6)	550,975	9,333,516
	5/9/2024	(6)	381,056	6,596,079
	8/9/2024	(6)	402,762	6,395,861
	11/7/2024	(6)	310,559	6,795,031

Marc Zahr	2/16/2024	(7)	295,041	4,997,994
	5/9/2024	(7)	286,460	4,958,623
	8/9/2024	(7)	315,107	5,003,899
	11/7/2024	(7)	273,611	5,986,609
(1)Represents quarterly grants of Incentive Units in an amount equal to 1.33% of the Management Fee Revenue earned with respect to the fourth quarter of 2023 and first, second and third quarters of 2024, less base salary. Amounts related to the fourth quarter of 2024 were granted in February 2025, and therefore are not included in the table above. The Incentive Units granted were fully vested upon the date of grant but subject to a lock-up period of one year from the date of grant.
(2)Represents a discretionary grant of Incentive Units that was fully vested upon the date of grant but subject to a lock-up period of one year from the date of grant.
(3)Represents a discretionary grant of Incentive Units that vests in five equal installments on December 15, 2025, 2026, 2027, 2028 and 2029.
(4)Represents a discretionary grant of Incentive Units that vests in three equal installments on February 15, 2027, 2028 and 2029.

(5)Represents the portion of Ms. Reddy’s 2024 bonus that was deferred in the form of RSUs. The RSUs will vest in three equal installments on February 15, 2026, 2027 and 2028.
(6)Represents Incentive Units granted in respect of the quarterly payment with respect to the fourth quarter of 2023 and the first, second and third quarters of 2024 earned under the Rees Employment Agreement (as defined below). Amounts related to the fourth quarter of 2024 were granted in February 2025, and therefore are not included in the table above. The Incentive Units granted were fully vested upon the date of grant but subject to a lock-up period of one year from the date of grant.
(7)Represents quarterly grants of Incentive Units in an amount equal to 1.00% of the Management Fee Revenue earned with respect to the fourth quarter of 2023 and 1.33% of the Management Fee Revenue earned with respect to the first, second and third quarters of 2024, less base salary. Amounts related to the fourth quarter of 2024 were granted in February 2025 and therefore are not included in the table above. The Incentive Units granted were fully vested upon the date of grant but subject to a lock-up period of one year from the date of grant.
Narrative Description to the Summary Compensation Table and the Grants of Plan-Based Awards Table for the 2024 Fiscal Year
Written Agreements
Blue Owl has entered into employment and restrictive covenant agreements (each, an “Employment Agreement”) with Messrs. Ostrover, Lipschultz and Zahr, as amended and restated on February 25, 2022, and with Mr. Rees, as amended and restated on August 7, 2023. The term of each Employment Agreement is perpetual until terminated in accordance with its terms. The NEOs each have the right to terminate their employment voluntarily at any time, subject to minimum notice requirements, and Blue Owl may only terminate Messrs. Ostrover, Lipschultz, Zahr and Rees’ employment for cause (in each case as defined in the respective Employment Agreement) or by reason of the NEO’s death or disability.
The Ostrover, Lipschultz and Zahr Employment Agreements provide that (i) a portion of each of Messrs. Ostrover’s, Lipschultz’s and Zahr’s right to receive up to 1.33% of the Management Fee Revenue that exceed their base compensation (the “Additional Amounts”) will be paid in the form of Incentive Units, if offered by the Company and elected by each, and (ii) the remainder of any such Additional Amounts will be in the form of cash; provided that for periods subsequent to 2022, the proportional amounts of cash and Incentive Units will be subject to required consent under the Investor Rights Agreement. The number of Incentive Units issued is calculated based on the volume weighted average trading price for the ten trading days prior to the payment date. Such Incentive Units are fully vested upon grant and subject to a one-year lockup period and additional limitations on settlement. In respect of 2024, the Company offered, and each of Messrs. Ostrover, Lipschultz and Zahr elected to receive, 100% of such Additional Amounts in Incentive Units.
The Rees Employment Agreement provides that Mr. Rees is entitled to additional compensation in an amount per annum equal to the excess, if any, of (i) the Applicable Portion (as defined in the Rees Employment Agreement) (which is a formulaic amount based on the management fees of certain products) over (ii) Mr. Rees’ base compensation (“Additional Compensation”). Payment of the Additional Compensation will be made in quarterly payments in cash unless, if offered by the Company, Mr. Rees elects to receive it in Incentive Units (subject to any necessary approvals under the Investor Rights Agreement). The Company offered and Mr. Rees elected to receive payment of the Additional Compensation in the form of Incentive Units through December 31, 2025. In December of each year, Mr. Rees will indicate to the Company the specified dollar amount for the quarterly installments. For the 2024 calendar year, the quarterly payments were set by Mr. Rees at $7,000,000 per quarter. The Rees Employment Agreement also provides for true-up and repayment mechanisms at the end of each year based on the final calculation of the Applicable Portion (as defined in the Rees Employment Agreement) for such calendar year. Such final true-ups would occur upon the finalization of Blue Owl’s annual audit during the first quarter following the end of each fiscal year.
Each Employment Agreement requires Messrs. Ostrover, Lipschultz, Zahr and Rees to protect the confidential information of Blue Owl both during and after employment. In addition, during Messrs. Ostrover’s, Lipschultz’s, Zahr’s and Rees’ employment and (i) until two years after each of their employment terminates (such date, the “Termination Date,” and such period, the “Restricted Period”), they are required to refrain from soliciting employees under the circumstances specified therein, (ii) until one year after their Termination Date (or for Mr. Zahr, during the Restricted Period), they are required to refrain from soliciting Blue Owl’s clients under the circumstances specified therein and (iii) until five years after their Termination Date (or, for Mr. Zahr, the later of (x) five years after his effective date (December 29, 2021) or until one year after his Termination Date) (the “Non-Compete Restricted Period”), they are required to refrain from interfering with Blue

Owl’s relationships with investors and from competing with (a) a business line of Blue Owl’s as of their Termination Date or (b) a business line planned as of their Termination Date, to be implemented within the 12-month period following such Termination Date.
If Messrs. Ostrover’s or Lipschultz’s employment is terminated for any reason, they will be entitled to an annual amount of 1.33% of Management Fee Revenue during the Non-Compete Restricted Period, but such entitlement does not apply in the case of a termination (i) for cause or (ii) as a result of voluntary departure prior to the fifth anniversary of the date of the Business Combination. If Mr.Zahr's employment is terminated for any reason other than for cause (and not due to his death or disability) (i) prior to January 1, 2026, he will be entitled to continuation of his base salary and Additional Compensation until the earlier of (x) three years following the Termination Date and (y) January 1, 2027, (ii) following January 1, 2026 but prior to January 1, 2027, he will be entitled to continuation of his base salary for one year following the Termination Date and Additional Compensation through December 31, 2026, and (iii) following January 1, 2027, he will be entitled to continuation of his base salary for one year following his Termination Date. If Mr. Rees’ employment is terminated for any reason other than (i) for cause or (ii) as a result of a voluntary departure prior to the fifth anniversary of the date of the Business Combination, he will be entitled to an annual amount equal to 30% of the GP Strategic Capital Aggregate Compensation Amount (as defined in the Rees Employment Agreement) for each year during the Non-Compete Restricted Period. The continued compensation described in the preceding sentences is subject to the execution and delivery to Blue Owl of a general release of claims and continued compliance with Messrs. Ostrover’s, Lipschultz’s and Rees’ Employment Agreement’s covenants not to compete with Blue Owl and its affiliates during the Non-Compete Restricted Period.
Mr. Kirshenbaum is party to a letter agreement with Owl Rock Capital Partners LP, dated as of July 22, 2016, which provides for certain termination benefits. Under this letter agreement, in connection with a termination of Mr. Kirshenbaum’s employment for any reason, he is entitled to (i) continued base salary and health benefits for the 12-month period following such termination, and (ii) a lump sum cash payment of $1 million to be paid upon the one year anniversary of such termination. The letter agreement was entered into in exchange for Mr. Kirshenbaum’s agreement to a 12-month post-employment non-solicitation period and 12-month post-employment period of continued duties of fidelity and good faith.
Under the terms of her employment letter, Ms. Reddy is subject to certain restrictive covenants, including confidentiality, non-disparagement, non-solicitation and non-interference requirements that are consistent with such terms of other employment letters described above.

Outstanding Equity Awards at 2024 Fiscal Year End
The following table sets forth the number of shares and units, as well as the market value of such shares and units, outstanding for our NEOs as of December 31, 2024. The dollar amounts shown in the table below do not reflect the value of compensation actually received by the NEOs.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Alan Kirshenbaum	400,000	8,218,000	(1)
	1,750,000	33,568,500	(2)

Neena Reddy	1,000,000	19,213,332	(3)
	200,000	4,193,000	(4)
	446,306	8,973,724	(5)
	51,144	1,099,937	(6)
	26,184	598,173	(7)
	389,409	8,002,355	(8)
	27,053	629,253	(9)
(1)Represents unvested Incentive Units granted on January 12, 2022, that will vest in two equal installments on December 15, 2025 and 2026.
(2)Represents unvested Incentive Units granted on December 2, 2024, that will vest in five equal installments on December 15, 2025, 2026, 2027, 2028 and 2029.
(3)Represents unvested Incentive Units granted on December 2, 2024, that will vest in three equal installments on February 15, 2027, 2028 and 2029.
(4)Represents unvested Incentive Units granted on October 22, 2021, that will vest in two equal installments on August 15, 2025 and 2026.
(5)Represents unvested Incentive Units granted on December 15, 2022, that will vest in three equal installments on February 15, 2026, 2027 and 2028.
(6)Represents unvested RSUs granted on December 2, 2024, that will vest in three equal installments on February 15, 2026, 2027 and 2028.
(7)Represents unvested RSUs granted on December 15, 2022, that will vest in two equal installments on February 15, 2025 and 2026.
(8)Represents unvested RSUs granted on December 1, 2023, that will vest in three equal installments on February 15, 2027, 2028 and 2029.
(9)Represents unvested RSUs granted on December 15, 2021, that will vest on February 15, 2025.

Option Exercises and Stock Vested in the 2024 Fiscal Year
The following table sets forth certain information with respect to the vesting of Blue Owl Operating Group Units and RSUs in 2024, with respect to our NEOs. Amounts reflect the aggregate market values on vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas I. Ostrover	1,271,724	22,666,620	(1)
Marc S. Lipschultz	1,271,724	22,666,620	(1)
Alan Kirshenbaum	550,000	12,356,500	(2)
Neena Reddy	123,743	2,084,086	(3)
Michael D. Rees	1,645,352	29,120,487	(4)
Marc Zahr	12,547,162	173,511,931	(5)
(1)Represents quarterly grants of Incentive Units in an amount equal to 1.33% of the Management Fee Revenue earned with respect to the fourth quarter of 2023 and the first, second and third quarters of 2024, less base salary. Amounts related to the fourth quarter of 2024 were granted in February 2025, and therefore are not included in the table above. The Incentive Units granted were fully vested upon the date of grant but subject to a lock-up period of one year from the date of grant. For information on the related grant dates of these awards, please see the table above under “2024 Grants of Plan-Based Awards.”
(2)Represents (i) 200,000 Incentive Units that vested on December 15, 2024, related to Incentive Units granted on January 12, 2022, that remain subject to a lock-up period of one year from the vesting date, and (ii) a discretionary grant of 350,000 Incentive Units on December 2, 2024, that was fully vested upon the date of grant but subject to a lock-up period of one year from the date of grant.
(3)Represents (i) 3,452 Incentive Units that vested on February 15, 2024, related to Incentive Units granted on December 15, 2021, (ii) 7,200 RSUs that vested on February 15, 2024, related to RSUs granted on December 15, 2021, (iii) 13,091 RSUs that vested on February 15, 2024, related to RSUs granted on December 15, 2022, and (iv) 100,000 Incentive Units that vested on August 15, 2024, related to Incentive Units granted on October 22, 2021, that remain subject to a lock-up period of one year from the vesting date.
(4)Represents quarterly grants of Incentive Units under the Rees Employment Agreement in respect of the fourth quarter of 2023 and the first, second and third quarters of 2024. Amounts related to the fourth quarter of 2024 were granted in February 2025, and therefore are not included in the table above. The Incentive Units granted were fully vested upon the date of grant but subject to a lock-up period of one year from the date of grant. For information on the related grant dates of these awards, please see the table above under “2024 Grants of Plan-Based Awards.”
(5)Represents (i) 1,170,219 vested Incentive Units including quarterly grants of Incentive Units in an amount equal to 1.00% of the Management Fee Revenue earned with respect to the fourth quarter of 2023 and 1.33% of the Management Fee Revenue earned with respect to the first, second and third quarters of 2024, less base salary (amounts related to the fourth quarter of 2024 were granted in February 2025 and therefore are not included in the table above) that were fully vested upon the date of grant but subject to a lock-up period of one year from the date of grant, and (ii) the Second Earnout Units (as defined in the Merger Agreement) that vested and became payable on January 1, 2024 in Blue Owl Operating Group Units and Class C Shares.
Pension Benefits
Our NEOs did not participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us. Our Board or senior management may elect to adopt qualified or nonqualified benefit plans in the future if they determine that doing so is in our best interest.
Nonqualified Deferred Compensation
Our NEOs did not participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. The Board or senior management may elect to provide our NEOs and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interest.
Potential Payments upon Termination or a Change in Control
As described in the section titled “Narrative Description to the Summary Compensation Table and the Grant of Plan-Based Awards Table for the 2024 Fiscal Year – Written Agreements,” our NEOs have certain entitlements to payment upon termination. Under Messrs. Ostrover’s, Lipschultz’s and Rees’ Employment Agreements, in the event either of Messrs. Ostrover’s, Lipschultz’s or Rees’ employment had terminated as of the end of fiscal year 2024 for any reason other than (i) for cause or (ii) as a result of voluntary departure by such NEO prior to the fifth anniversary of the date of the Business Combination, (a) each of Messrs. Ostrover and Lipschultz would have been entitled to an annual amount equal to 1.33% of Management Fee Revenue (approximately $132,605,234 based on total GAAP management fees earned by Blue Owl in 2024) and (b) Mr. Rees would have been entitled to an amount equal to 30% of the GP Strategic Capital Aggregate Compensation Amount (as defined in the Rees Employment Agreement) (approximately $159,470,574 based on the relevant adjusted GAAP management fees earned by Blue Owl in 2024), in each case, during the five-year Non-Compete Restricted Period. In accordance with the terms of Mr. Kirshenbaum’s letter agreement described above, in the event Mr. Kirshenbaum’s employment had terminated for any reason, he would have been entitled to receive one year of base salary and health benefits and a lump sum cash payment of $1 million to be paid upon the one-year anniversary of such termination (approximately $1,523,822 based on his base salary and health benefits in 2024). Under Mr. Zahr's Employment Agreement, in the event his employment had terminated for any reason other than cause (and not due to his death or disability) as of the end of fiscal year 2024, he would have been entitled to receive his base salary and Additional Compensation until January 1, 2027 (approximately $53,042,094 based on his base salary and GAAP management fees earned by Blue Owl in 2024).
Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we determined that (i) the 2024 total compensation of Douglas I. Ostrover, our Co-Chief Executive Officer, of $23,912,432 was approximately 66 times the total compensation of our median employee in 2024 and (ii) the 2024 total compensation of Marc S. Lipschultz, our Co-Chief Executive Officer, of $23,881,675 was approximately 65 times the total compensation of our median employee in 2024. The total compensation of the median employee in 2024 was $364,951.
We identified the median employee using the base salary, bonus and value of equity awards granted in fiscal year 2024 for all individuals, excluding our Co-Chief Executive Officers, who were employed by us on December 31, 2024. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we used for determining the Co-Chief Executive Officers’ compensation shown in the “2024 Summary Compensation Table.”

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance of Blue Owl. We do not use any financial performance measures to link compensation actually paid to our NEOs to the Company’s performance. Accordingly, pursuant to SEC rules, we have not included a “Company-Selected Measure” or a tabular list of performance measures. For more information about our executive compensation program, please refer to the “Compensation Discussion and Analysis” above.

Year	Summary Compensation Table Total for		Compensation Actually Paid for		Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)	Value of Initial Fixed $100 Investment Based on:		Net Income (Loss) ($ in Thousands) (6)
	Mr. Ostrover (Co-PEO) ($)(1)	Mr. Lipschultz (Co-PEO) ($)(1)	Mr. Ostrover (Co-PEO) ($)(2)	Mr. Lipschultz (Co-PEO) ($)(2)			Total Stockholder Return ($)(4)	Peer Group Total Stockholder Return ($)(4)(5)
2024	23,912,432	23,881,675	23,912,432	23,881,675	30,906,119	34,460,078	233	187	420,446
2023	18,478,195	18,478,195	18,478,195	18,478,195	13,064,035	16,356,681	144	135	220,776
2022	10,135,385	N/A	10,135,385	N/A	12,200,608	9,501,705	98	110	(40,235)
2021	11,637,178	N/A	11,637,178	N/A	291,966,801	347,800,318	132	141	(1,802,266)
(1)In 2024 and 2023, our principal executive officers (“PEOs”) were Messrs. Ostrover and Lipschultz. In 2022 and 2021, our PEO was Mr. Ostrover. The dollar amounts represent the total compensation reported in the “Total” column of the “2024 Summary Compensation Table” for each applicable year.
(2)The dollar amounts reported represent the amount of “compensation actually paid” to the PEOs and the average amount of “compensation actually paid” to the Non-PEO NEOs, as computed in accordance with Item 402(v) of Regulation S-K. See footnote (3) for the Non-PEO NEOs included for purposes of calculating the average amounts in each applicable year. The dollar amounts do not reflect the actual amount or average actual amount of compensation earned by or paid to the PEO or the Non-PEO NEOs during the applicable year. The adjustments in the table below were made to total compensation for each year to determine the compensation actually paid:

Adjustments to Summary Compensation Table Totals to Determine Compensation Actually Paid	2024
	Mr. Ostrover (Co-PEO) ($)	Mr. Lipschultz (Co-PEO) ($)	Average for Non-PEO NEOs ($)
Total compensation as reported in the summary compensation table	23,912,432	23,881,675	30,906,119
Deduction for fair value of awards granted during the covered year	(22,666,620)	(22,666,620)	(28,229,408)
Fair value of awards granted in covered year that remain outstanding and unvested (value at end of year)	—	—	13,470,442
Fair value as of vesting date for awards that were granted and vested during the year	22,666,620	22,666,620	14,458,528
Change in fair value from end of prior year to vesting date for awards granted in prior years that vested during covered year	—	—	560,329
Change in fair value from end of prior year to end of covered year for awards granted in prior years that were outstanding and unvested at end of covered year	—	—	3,181,777
Dividends or other earnings paid on stock or options awards in the covered year prior to the vesting date that are not otherwise included in the total compensation for the covered year	—	—	112,291
Compensation actually paid	23,912,432	23,881,675	34,460,078
(3)During 2024, our non-PEO NEOs consisted of Messrs. Kirshenbaum, Rees, Zahr and Ms. Reddy. During 2023, our non-PEO NEOs consisted of Messrs. Kirshenbaum, Packer, Rees and Ward. During 2022, our non-PEO NEOs consisted of Messrs. Kirshenbaum, Lipschultz, Packer and Ward. During 2021, our non-PEO NEOs consisted of Messrs. Kirshenbaum, Rees, Ward and Zahr. The dollar amounts represent the average of the total compensation reported for non-PEO NEOs as a group (excluding our PEO for such year) in the “Total” column of the “2024 Summary Compensation Table” for each applicable year.
(4)Total Stockholder Return and Peer Group Stockholder Return assumes $100 invested at December 31, 2020.
(5)The peer group referenced for purposes of the Total Stockholder Return is the Dow Jones U.S. Asset Managers Index.
(6)Represents the amount of consolidated net income (loss) reflected in our audited financial statements for each applicable fiscal year.

Pay Versus Performance Comparative Disclosure
As previously discussed, we do not use any financial performance measures to link compensation actually paid to our NEOs to the Company’s performance. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between the information presented in the table above.
Compensation Actually Paid and Total Stockholder Returns
We do not use total stockholder return as a performance measure in our overall executive compensation program, and, as a result, there is not a direct correlation between the amount of “compensation actually paid” to the PEOs and the average amount of “compensation actually paid” to the non-PEO NEOs as set forth in the table. As demonstrated in the table above, “compensation actually paid” to our PEOs and non-PEO NEOs directionally moved consistently with total stockholder returns for the Company and the peer group in 2024 compared to 2023, 2023 compared to 2022 and 2022 compared to 2021.
Compensation Actually Paid and Net Income (Loss)
We do not use GAAP consolidated net income (loss) as a performance measure in our overall executive compensation program, and, as a result, there is not a direct correlation between the amount of “compensation actually paid” to the PEOs and the average amount of “compensation actually paid” to the non-PEO NEOs as set forth in the table. As demonstrated in the table above, “compensation actually paid” to our PEOs and non-PEO NEOs directionally moved consistently with GAAP consolidated net income (loss) in 2024 compared to 2023 and 2023 compared to 2022. For 2022 compared to 2021, these amounts directionally moved in the opposite direction due to the accounting impacts of the Business Combination.
Equity Compensation Plan Information
The following table provides certain information with respect to the 2021 Omnibus Plan as of December 31, 2024, the only equity compensation plan in effect as of such date.

Plan category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	96,531,341	—	71,033,196
Equity compensation plans not approved by security holders	—	—	—
Total	96,531,341	—	71,033,196
(1)Column (a) reflects 35,258,030 Class A Shares issuable in respect of RSUs outstanding, 35,157,771 Class A Shares issuable in respect of Incentive Units outstanding, 26,115,540 Class A Shares issuable in respect of Incentive Units that have converted to Common Units that remain outstanding. Column (c) represents total Class A Shares approved to be issued under the 2021 Omnibus Plan of 171,930,614 reduced by 35,258,030 RSUs outstanding, 4,366,077 Class A Shares issued in respect to RSUs that have vested, 35,157,771 Incentive Units outstanding and 26,115,540 Common Units outstanding. Incentive Units and Common Units resulting from the conversion of Incentive Units that were granted prior to the amendment to the 2021 Omnibus Plan adopted on June 13, 2024, reduce the number of Class A Shares available to be issued under the 2021 Omnibus Plan by a factor of 1.25. Incentive Units and Common Units resulting from the conversion of Incentive Units granted subsequent to the amendment reduce the number of Class A Shares available to be issued under the 2021 Omnibus Plan on a one-to-one basis.

COMPENSATION OF OUR DIRECTORS
Each director who is not an employee of any entity related to Blue Owl (“independent directors”) is entitled to an annual cash retainer of $150,000 per year for service as a member of the Board, members of the audit committee (other than its chair) are entitled to receive an additional cash retainer of $25,000 per year for committee service, and the chair of the audit committee is entitled to receive an additional cash retainer of $50,000 for his or her committee service. In addition, each independent director is entitled to an annual equity grant of RSUs that, during the fiscal year ended December 31, 2024, was increased, as of April 23, 2024, from $100,000 (based on a volume-weighted average share price leading up to the grant date, which amount will differ from the grant date fair value of such awards under ASC 718 presented in the table below) to $200,000, which fully vest in the year following the date of grant, subject to the Board member’s continued service on our Board. Members of the audit committee (other than its chair) are entitled to receive an additional cash retainer of $25,000 per year for committee service, and the chair of the audit committee is entitled to receive an additional cash retainer of $50,000 for his or her committee service. It is expected that directors affiliated with Neuberger will waive their right to any compensation payable pursuant to this program.
We also reimburse independent directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including travel expenses in connection with their attendance in-person at Board and committee meetings. Directors who are employees of or provide services to (other than as a director) any entity related to Blue Owl Capital Inc. did not receive any compensation for their services as directors.
The Board periodically reviews the compensation of the independent directors in order to ensure the appropriateness of the compensation program.
2024 Director Compensation Table
The following table contains information concerning the compensation paid in 2024 to non-employee directors and employee directors who were not NEOs. Messrs. Ostrover’s, Lipschultz’s, Rees’s and Zahr’s compensation is shown in the table entitled “2024 Summary Compensation Table” and the related tables that follow.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Claudia A. Holz	200,000	192,809	392,809
Andrew S. Komaroff (3)	—	—	—
Stacy Polley	175,000	192,809	367,809
Dana Weeks	175,000	192,809	367,809
(1)On May 9, 2024, Mmes. Holz, Polley and Weeks each received equity grants of 10,887 RSUs pursuant to the 2021 Omnibus Plan, each of which vests, with certain limited exceptions, on May 15, 2025. Such grants relate to the $200,000 annual equity grant described above; however, amounts in this column represent the grant date fair value of such award computed in accordance with ASC 718. See Note 10 to our Financial Statements.
(2)As of December 31, 2024, the aggregate number of unvested stock awards held by each of our non-employee directors was as follows: Ms. Polley: 10,887; Ms. Holz: 10,887; Ms. Weeks: 10,887.
(3)No compensation is paid to Mr. Komaroff for his services as a director.
In our 2024 fiscal year, Messrs. Packer and Ward served as directors and executive officers of the Company (but were not NEOs). Messrs. Packer and Ward have been omitted from the 2024 Director Compensation Table above because they did not receive any additional compensation for the services that they provided as directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our Class A Shares, Class C Shares and Class D Shares as of the date hereof based on their reported ownership as of April 17, 2025, with respect to (i) each person known by us to beneficially own 5% or more of our outstanding Class A Shares, Class C Shares or our Class D Shares; (ii) each member of the Board and each executive officer; and (iii) the members of the Board and our executive officers as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Company stock issuable upon exercise of options and warrants currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof. The aggregate voting power of the Class B Shares and Class D Shares represents 80% of the total voting power of all shares of capital stock of Blue Owl Capital Inc. The percentage of total voting power set forth in the table below is calculated based on this percentage.
The following beneficial ownership percentages are based on 625,652,391 Class A Shares, zero Class B Shares, 613,693,976 Class C Shares and 308,619,203 Class D Shares issued and outstanding as of April 17, 2025.
Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of Company common stock beneficially owned by them.

Name of Beneficial Owner(1)	Class A Shares Beneficially Owned(2)		Class C Shares Beneficially Owned		Class D Shares Beneficially Owned		Combined Total Voting Power
	Shares	Percent	Shares	Percent	Shares	Percent
Directors and Executive Officers of Blue Owl
Douglas I. Ostrover(3)†	—	—%	66,773,794	10.9%	171,804,846	55.7%	45.6%
Marc S. Lipschultz(4)†	—	—%	—	—%	—	—%	—%
Michael D. Rees(5)†	—	—%	—	—%	136,814,357	44.3%	35.5%
Alan Kirshenbaum(6)†	—	—%	—	—%	—	—%	—%
Craig W. Packer(7)†	—	—%	—	—%	—	—%	—%
Jennifer Brouse (8)	5,004	*	—	—%	—	—%	*
Marc Zahr(9)	—	—%	45,507,772	7.4%	—	—%	*
Dana Weeks(10)	38,575	*	—	—%	—	—%	*
Claudia Holz(11)	68,575	*	—	—%	—	—%	*
Andrew S. Komaroff	—	—%	—	—%	—	—%	—%
Andrew Polland(12)	34,420	*	—	—%	—	—%	*
Neena A. Reddy	24,313	*	—	—%	—	—%	*
Stacy Polley(13)	38,575	*	—	—%	—	—%	*
All Directors and Executive Officers of Blue Owl as a Group (13 Individuals)	209,462	*	112,281,566	18.3%	308,619,203	100.0%	81.8%

Five Percent Holders
Owl Rock Capital Feeder LLC(3)(14)†	—	—%	66,773,794	10.9%	171,804,846	55.7%	45.6%
OSREC Feeder, LP (9)	—	—%	45,507,772	7.4%	—	—%	*
BB Holdings AA LP and Affiliates(15)	33,500,000	5.4%	—	—%	—	—%	*
Dyal Capital SLP LP(16)†	—	—%	—	—%	136,814,357	44.3%	35.5%
NBSH Blue Investments, LLC(17)	—	—%	385,228,361	62.8%	—	—%	6.2%
Capital International Investors(18)	47,932,432	7.7%	—	—%	—	—%	*
The Vanguard Group(19)	40,480,663	6.5%	—	—%	—	—%	*
Capital World Investors(20)	63,175,751	10.1%	—	—%	—	—%	1.0%
FMR LLC(21)	45,241,160	7.2%	—	—%	—	—%	*

†    The Principals, Owl Rock Feeder and Dyal Capital SLP LP have agreed to vote the securities reported as beneficially owned by Owl Rock Feeder and Dyal Capital SLP LP in favor of each other’s director designees. Such agreement may be deemed to create a group that beneficially owns all of the securities by each of Owl Rock Feeder and Dyal Capital SLP LP, which holdings would represent 81.1% of the Issuer’s aggregate voting power.
*    Less than one percent.
(1)Unless otherwise noted, the addresses of each of Blue Owl’s directors, officers and five percent holders is 399 Park Avenue, 37th Floor, New York, NY 10019.
(2)Does not include (a) RSUs granted under the 2021 Omnibus Plan as follows: (i) Neena A. Reddy — 466,881, (ii) Andrew Polland — 314,493 and (iii) Jennifer Brouse — 31,689 or (b) Incentive Units issued under the 2021 Omnibus Plan as follows: (i) Alan Kirshenbaum — 3,600,000, (ii) Andrew Polland — 832,038, (iii) Neena A. Reddy — 1,760,569, (iv) Jennifer Brouse — 231,550, (v) Marc S. Lipschultz — 4,034,969, (vi) Marc Zahr — 2,922,781, (vii) Michael D. Rees — 3,738,909, (viii) Douglas I. Ostrover — 4,034,969 and (ix) Craig W. Packer — 3,067,920. Each RSU represents the contingent right to receive one Class A Share upon vesting and each Incentive Unit upon vesting and when settled will be issued an equal number of Common Units and either Class C or Class D Shares, as applicable. Common Units may be exchanged (after expiration of any applicable lock-up and cancellation of an equal number of Class C Shares or Class D Shares, as applicable) from time to time at the request of the holder for an equal number of newly issued Class A Shares or Class B Shares, as applicable (or at the election of an exchange committee of Blue Owl GP, a cash payment equal to the five-day volume weighted average price of shares of Class A Shares immediately prior to the applicable exchange date).
(3)Owl Rock Capital Partners LP, as the managing member of Owl Rock Capital Feeder LLC, exercises voting control over 38,534,736 Class D Shares and an equal number of Common Units on behalf of Mr. Ostrover; 15,727,292 Class D Shares and an equal number of Common Units on behalf of Mr. Ostrover’s spouse; and 18,087,459 Class D Shares and an equal number of Common Units on behalf of The Douglas I. Ostrover 2016 Descendants’ Trust over which Mr. Ostrover has sole investment and voting power. Due to certain provisions in the organizational documents of Owl Rock Capital Partners LP, Mr. Ostrover may be deemed to beneficially own such Class D Shares and Common Units that are held on his behalf by Owl Rock Capital Feeder LLC. Mr. Ostrover expressly disclaims beneficial ownership of such Class D Shares and Common Units that are held by Owl Rock Capital Feeder LLC, including any Class A Shares or Class B Shares that may be acquired upon exchange of such Common Units and Class D Shares. 43,409,692 Common Units held on behalf of Mr. Ostrover and his spouse have been pledged to a financial institution.
(4)The number of shares and class ownership percentages reported for Marc S. Lipschultz exclude Class D Shares and Common Units for which Owl Rock Capital Partners LP, as the managing member of Owl Rock Capital Feeder LLC, exercises voting control, including: 21,912,440 Class D Shares and an equal number of Common Units held on behalf of Mr. Lipschultz; 24,231,887 Class D Shares and an equal number of Common Units held on behalf of Mr. Lipschultz’s spouse; and 11,550,711 Class D Shares and an equal number of Common Units held on behalf of the Lipschultz Family OR Trust over which Mr. Lipschultz has sole investment and voting power. Mr. Lipschultz expressly disclaims beneficial ownership of such Class D Shares and Common Units that are held by Owl Rock Capital Feeder LLC, and any Class A Shares or Class B Shares that may be acquired upon exchange of such Common Units and Class D Shares. 33,000,000 Common Units held on behalf of Mr. Lipschultz, his spouse and the Lipschultz Family OR Trust have been pledged to a financial institution.
(5)Dyal Capital SLP LP holds 78,472,092 Class D Shares and an equal number of Common Units, on behalf of Mr. Rees, his spouse, or one or more entities controlled by him. By virtue of Mr. Rees’s indirect control of the general partner of and his indirect interests in Dyal Capital SLP LP, Mr. Rees may be deemed to beneficially own all of the Class D Shares and Common Units held on his behalf by Dyal Capital SLP LP. Mr. Rees expressly disclaims beneficial ownership of such Class D Shares and Common Units that are held by Dyal Capital SLP, LP, including any Class A Shares or Class B Shares that may be acquired upon exchange of such Common Units and Class D Shares.
(6)The number of shares and class ownership percentages reported for Alan Kirshenbaum exclude Class D Shares and Common Units for which Owl Rock Capital Partners LP, as the managing member of Owl Rock Capital Feeder LLC, exercises voting control, including: 57,696 Class D Shares and an equal number of Common Units held on behalf of Mr. Kirshenbaum. Mr. Kirshenbaum expressly disclaims beneficial ownership of such Class D Shares and Common Units that are held by Owl Rock Capital Feeder LLC, and any Class A Shares or Class B Shares that may be acquired upon exchange of such Common Units and Class D Shares.
(7)The number of shares and class ownership percentages reported for Craig Packer exclude Class D Shares and Common Units for which Owl Rock Capital Partners LP, as the managing member of Owl Rock Capital Feeder LLC, exercises voting control, including: 25,348,731 Class D Shares and an equal number of Common Units held on behalf of Mr. Packer; 4,886,388 Class D Shares and an equal number of Common Units held on behalf of Mr. Packer’s spouse; and 4,393,421 Class D Shares and an equal number of Common Units held on behalf of Packer Family Trust 2017 (over which Mr. Packer has sole investment and voting power). Mr. Packer expressly disclaims beneficial ownership of such Class D Shares and Common Units that are held by Owl Rock Capital Feeder LLC, and any Class A Shares or Class B Shares that may be acquired upon exchange of such Common Units and Class D Shares.
(8)Jennifer Brouse directly holds 5,004 Class A Shares. The number of shares and class ownership percentages reported for Ms. Brouse exclude 148,770 Class D Shares and an equal number of Common Units held by Dyal Capital SLP LP on behalf of Ms. Brouse. Ms. Brouse expressly disclaims beneficial ownership of such Class D Shares and Common Units that are held by Dyal Capital SLP LP, as applicable, and any Class A Shares or Class B Shares that may be acquired upon exchange of such Common Units and Class D Shares.
(9)OSREC Feeder, LP, a Delaware limited partnership (“OSREC Feeder”), holds 45,507,772 Class C Shares and an equal number of Common Units on behalf of Augustus, LLC, an investment vehicle controlled by Marc Zahr.
(10)Includes 10,887 Class A Shares to be received upon vesting on May 15, 2025, of RSUs granted under the 2021 Omnibus Plan and 27,688 Class A Shares that Ms. Weeks holds directly.
(11)Includes 10,887 Class A Shares to be received upon vesting on May 15, 2025, of RSUs granted under the 2021 Omnibus Plan, 30,000 Class A Shares held by the spouse of Ms. Holz and 27,688 Class A Shares that Ms. Holz holds directly.
(12)Andrew Polland directly holds 34,420 Class A Shares. The number of shares and class ownership percentages reported for Mr. Polland exclude 74,687 Class D Shares and an equal number of Common Units held by Dyal Capital SLP LP on behalf of Mr. Polland, his spouse or one or more entities controlled by him. Mr. Polland expressly disclaims beneficial ownership of such Class D Shares and Common Units that are held by Dyal Capital SLP LP and any Class A Shares or Class B Shares that may be acquired upon exchange of such Common Units and Class D Shares.
(13)Includes 10,887 Class A Shares to be received upon vesting on May 15, 2025, of RSUs granted under the 2021 Omnibus Plan and 27,688 Class A Shares that Ms. Polley holds directly.
(14)Owl Rock Capital Partners LP, as the managing member of Owl Rock Capital Feeder LLC, exercises voting control over 171,804,846 Class D Shares on behalf of the Owl Rock Principals and 66,773,794 Class C Shares on behalf of Dyal Capital Partners IV Holdings (A) LP. Owl Rock Capital Partners LP is managed by Owl Rock Capital Partners (GP) LLC, which is governed by an executive committee comprised of Messrs. Ostrover, Lipschultz and Packer, with decisions over certain matters requiring the vote of Mr. Ostrover. As such, Mr. Ostrover may be deemed to beneficially own all such Class C Shares, Class D Shares and Common Units. Each of the foregoing individuals and entities disclaims beneficial ownership of the Class C Shares, Class D Shares and Common Units held by Owl Rock Capital Feeder LLC.
(15)Based solely upon information contained in the Schedule 13G/A filed with the SEC on November 13, 2024. Includes 3,500,000 Class A Shares directly held by BB Holdings AC LP, a Delaware limited partnership (“BB Holdings AC”), 20,000,000 Class A Shares directly held by BB Holdings AA LP, a Delaware limited partnership (“BB Holdings AA” and, together with BB Holdings AC, the “ICQ Limited Partnerships”) and 10,000,000 Class A Shares directly held by Co-Investment Portfolio 2021 LP, a Delaware limited partnership (“Co-Investment Portfolio 2021”). Tactical Opportunities Portfolio 2020 LP, a Delaware limited partnership (“Tactical Opportunities 2020”, and together with the ICQ Limited Partnerships, the “Limited Partnerships”) does not beneficially own any shares of Class A Common Stock and beneficially owns 0.0% of the outstanding Class A Common Stock and its combined voting power of the Class A Common Stock. ICQ BB GP, LLC, a Delaware limited liability company, (“ICQ BB”), the general partner of ICQ Limited Partnerships, may be deemed to beneficially own 23,500,000 Class A Shares, held by the ICQ Limited Partnerships. ICQ Co-Investment II TT GP, LLC, a Delaware limited liability company (“ICQ Co-Investment”), the general partner of Co-Investment Portfolio GP, may be deemed to beneficially own 10,000,000 Class A Shares, beneficially owned by the Co-Investment Portfolio GP. Co-Investment Portfolio GP II LP, a Delaware limited partnership (“Co-Investment Portfolio GP”), the general partner of Co-Investment Portfolio 2021, may be deemed to beneficially own 10,000,000 Class A Shares, held by Co-Investment Portfolio 2021. Tactical Opportunities Portfolio GP, LP, a Delaware limited partnership (“Tactical Opportunities Portfolio GP”), the general partner of Tactical Opportunities 2020, does not beneficially own any shares of Class A Common Stock and beneficially owns 0.0% of the outstanding Class A Common Stock and its combined voting power of the Class A Common Stock. ICQ Tactical Opportunities TT GP, LLC, a Delaware limited liability company (“ICQ Tactical

Opportunities” and, together with ICQ BB and ICQ Co-Investment, the “Ultimate General Partners”), the general partner of Tactical Opportunities Portfolio GP, does not beneficially own any shares of Class A Common Stock and beneficially owns 0.0% of the outstanding Class A Common Stock and its combined voting power of the Class A Common Stock. Divesh Makan, a citizen of the United States, may be deemed to beneficially own 33,500,000 Class A Shares, held by the Limited Partnerships, Co-Investment Portfolio Funds, Tactical Opportunities Funds and Mr. Makan. Mr. Makan is the managing member of each of the general partners and may be deemed to have voting, investment, and dispositive power with respect to the shares held by the Limited Partnerships. The address of the foregoing entities and person is c/o ICONIQ Capital, 50 Beale Street, Suite 2300, San Francisco, CA 94105.
(16)By virtue of his indirect control of the general partner of, and his indirect interest in, Dyal Capital SLP LP, Mr. Rees may be deemed to beneficially own the Class D Shares and the Common Units held by Dyal Capital SLP LP. Mr. Rees disclaims beneficial ownership of the Class D Shares and Common Units held by Dyal Capital SLP LP, and any Class A Shares or Class B Shares that may be acquired upon exchange of such Common Units and Class D Shares The business address for each of Mr. Rees and Dyal Capital SLP LP is 399 Park Avenue, 37th Floor, New York, NY 10019.
(17)NBSH Blue Investments, LLC is the beneficial owner of 385,228,361 Class C Shares and an equal number of Common Units. By virtue of the control of NBSH Blue Investments, LLC by affiliates of NBSH Acquisition, LLC, NBSH Acquisition, LLC may be deemed to beneficially own the Class C Shares beneficially owned by NBSH Blue Investments, LLC. Three or more individuals are expected to have decision making authority with respect to the Class C Shares held indirectly by NBSH Acquisition, LLC, and therefore no individual is a beneficial holder of the shares held by NBSH Acquisition, LLC. The business address for each of NBSH Acquisition, LLC and NBSH Blue Investments, LLC is 1290 Avenue of the Americas, New York, NY 10104.
(18)Based solely upon information contained in the Schedule 13G/A jointly filed with the SEC on November 13, 2024, by and on behalf of Capital International Investors (“CII”), a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., and Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC, the “investment management entities”). CII's divisions of each of the investment management entities collectively provide investment management services under the name “Capital International Investors.” The address of the principal business office of CII is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(19)Based solely upon information contained in the Schedule 13G/A jointly filed with the SEC on February 13, 2024, by and on behalf of The Vanguard Group. The address of the principal business office of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.
(20)Based solely upon information contained in the Schedule 13G/A jointly filed with the SEC on February 9, 2024, by and on behalf of Capital World Investors (“CWI”). CWI is a division of CRMC, as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC), the “investment management entities.” CWI's divisions of each of the investment management entities collectively provide investment management services under the name “Capital World Investors.” The address of the principal business office of CWI is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(21)Based solely upon information contained in the Schedule 13G/A jointly filed with the SEC on February 12, 2025, by and on behalf of FMR LLC and certain of its subsidiaries and affiliates, and other companies that beneficially own, or that may be deemed to beneficially own the securities. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address for each of the persons and entities identified in this footnote is 245 Summer Street, Boston, Massachusetts 02210.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Investor Rights Agreement
In connection with the Business Combination, the Company entered into the Investor Rights Agreement. Among other things, the Investor Rights Agreement provides for a ten-person board of directors, consisting of (i) three individuals designated by the ORC Principals (as defined therein), initially to be Doug I. Ostrover, Marc S. Lipschultz and Craig Packer, (ii) two individuals designated by the Dyal Principals (as defined therein), initially to be Michael D. Rees and Sean Ward, (iii) one individual designated by Neuberger, initially to be Andrew Komaroff, (iv) Marc Zahr, who was made a member pursuant to the Oak Street Investor Rights Agreement (discussed below) and (v) three independent directors. Neuberger has certain continued nomination rights for its one director while they maintain in excess of certain ownership percentages, as determined in accordance with the Investor Rights Agreement, and the Principals have agreed to take actions to approve such nominations. Blue Owl has qualified as, and has elected to be treated as, a controlled company within the meaning of the NYSE rules at the closing of the Business Combination, and has agreed to certain covenants in accordance therewith.
The Investor Rights Agreement provides that certain material actions of Blue Owl and/or its subsidiaries require approval of its Board and/or, until certain ownership thresholds are no longer maintained or (in some cases) an applicable time period has not expired, Neuberger. Pursuant to an amendment to the Investor Rights Agreement, Neuberger has consent rights with respect to issuances over certain thresholds under the 2021 Omnibus Plan.
The Investor Rights Agreement also provides Neuberger with certain preemptive rights with respect to future equity offerings by Blue Owl, Blue Owl Holdings and their subsidiaries, subject to certain exceptions, such as for equity issued as part of an underwritten public offering for cash or as acquisition consideration to unrelated third parties. Neuberger also has certain information rights and confidentiality obligations under the Investor Rights Agreement.
Under the terms of the Investor Rights Agreement, Blue Owl and Blue Owl Holdings grant the Principals certain customary demand, shelf and piggyback registration rights. Blue Owl also grants the equity holders of Altimar Sponsor LLC certain customary shelf and piggyback registration rights.
On April 1, 2025, the Company entered into the Second Amended and Restated Investor Rights Agreement in connection with the Internal Reorganization.
Principals Agreement
On August 7, 2023, the Company entered into an agreement (the “Principals Agreement”) with Blue Owl Holdings and each of Douglas Ostrover, Marc Lipschultz, Craig Packer, Alan Kirshenbaum, Marc Zahr, Michael Rees, Sean Ward and Andrew Laurino (the “Principals”, and together with the Company and Blue Owl Holdings, the “Parties”). Pursuant to the terms of the Principals Agreement, (i) subject to certain sunset provisions and the terms of the Investor Rights Agreement, the Principals will not take any action in opposition to any stockholder proposal that is approved and recommended by the Board in accordance with the Investor Rights Agreement and (ii) the Parties are subject to certain mutual non-disparagement and release provisions, as well as provisions regarding administrative leave. The Principals Agreement also sets forth certain mutual releases among the Parties.
Oak Street Investor Rights Agreement
Effective upon the consummation of the Oak Street Acquisition pursuant to the terms of the Oak Street Acquisition Agreement, Blue Owl, Blue Owl GP, Blue Owl Holdings LP, the Key Individuals and Mr. Zahr entered into an investor rights agreement (the “Oak Street Investor Rights Agreement”). The Oak Street Investor Rights Agreement provides, among other things, that Blue Owl, each of the Key Individuals and Mr. Zahr shall take all Necessary Action (as defined under the Oak Street Investor Rights Agreement) to cause Mr. Zahr to be a member of the Board, and Mr. Zahr will enter into a contractual lock-up with respect to Blue Owl common stock or Common Units received by Mr. Zahr and his affiliated entities as part of the transaction.
Oak Street Registration Rights Agreement
Upon consummation of the Oak Street Acquisition, pursuant to the Oak Street Acquisition Agreement, Blue Owl, the holders party thereto, including Mr. Zahr and OSREC Feeder, entered into a Registration Rights Agreement (the “Oak Street

Registration Rights Agreement”), that provides each of the holder parties, including Mr. Zahr and OSREC Feeder, with certain registration rights. Pursuant to the terms of the Oak Street Registration Agreement, in December 2022 Blue Owl filed a resale shelf registration statement registering each Holder’s (as defined under the Oak Street Registration Rights Agreement) resale of the shares of Blue Owl’s common stock.
Exchange Agreement
Blue Owl GP, Blue Owl Holdings, Blue Owl, Blue Owl MV and the holders of Common Units are parties to the Third Amended and Restated Exchange Agreement, dated as of April 1, 2025 (the “Exchange Agreement”). The Exchange Agreement provides that such holders, subject to any applicable transfer restrictions, may (subject to the terms of the Exchange Agreement) exchange an equal number of Common Units or Eligible MV Units (as defined therein), as applicable, and cancel an equal number of Class C Shares or Class D Shares, as applicable, for an equal number of Class A Shares or Class B Shares, as applicable, or cash. Under certain circumstances, an exchange committee established by Blue Owl GP may elect on behalf of Blue Owl Holdings to pay holders of Common Units or Eligible MV Units, as applicable, a cash payment in lieu of delivery of Class A Shares or Class B Shares described in the foregoing sentence, with such cash payment equal to the five-day volume weighted average price of Class A Shares immediately prior to the applicable exchange date. A holder must exchange at least 10,000 Common Units, or Eligible MV Units, as applicable, in each Exchange (as defined herein), unless such holder owns a lesser amount of such units and is exchanging all of the Common Units held by them at such time.
The Exchange Agreement contains restrictions on the timing and amount of Exchanges of the Common Units and Eligible MV Units, as applicable, that are intended to prevent the Blue Owl Operating Partnership from being treated as a “publicly traded partnership” for U.S. federal income tax purposes; such restrictions are modeled on certain safe harbors provided for under applicable U.S. federal income tax law. Blue Owl GP may also impose additional restrictions on Exchanges that Blue Owl or Blue Owl GP determines to be necessary or advisable so that the Blue Owl Operating Partnership is not treated as a “publicly traded partnership” for U.S. federal income tax purposes.
Tax Receivable Agreement
Blue Owl Holdings and Blue Owl Carry made an election under Section 754 of the Code for the taxable year in which the Business Combination occurred, and such election will remain in effect for any future taxable year in which an exchange of Common Units, or Eligible MV Units, as applicable, for Class A and Class B Shares (or cash) under the Exchange Agreement occurs. Such elections have resulted in increases to the tax basis of the assets of Blue Owl Holdings and Blue Owl Carry at the time of the Business Combination transactions and are expected to result in such increases for any future exchange of Common Units for Class A and Class B Shares (or cash) under the Exchange Agreement. Additionally, we have acquired from certain of the Owl Rock equity holders certain corporations formed to hold interests in Owl Rock and are therefore entitled to utilize certain tax attributes of such corporations and are also entitled to utilize other tax attributes of Blue Owl Holdings and Blue Owl Carry as a result of the Business Combination. Such increases in the tax basis of the tangible and intangible assets of Blue Owl Holdings and Blue Owl Carry, as well as these other tax attributes, have reduced the amount of tax that Blue Owl or Blue Owl GP would otherwise be required to pay in the future. Such increases in tax basis and other tax attributes have also decreased gains (or increased losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. The IRS may challenge all or part of the tax basis increase, other tax attributes and associated increased deductions, and a court could sustain such a challenge.
At the closing of the Business Combination, we entered into the Tax Receivable Agreement with the Owl Rock equity holders and Dyal equity holders (the “TRA Recipients”) that provides for the payment by Blue Owl GP to the TRA Recipients of 85% of the amount of cash tax savings, if any, in U.S. federal, state, local and non-U.S. income tax that we actually realize (or are deemed to realize in the case of an early termination payment by us or a change in control, as discussed below) as a result of the increases in tax basis, existing tax attributes and certain other tax benefits related to our entering into the Tax Receivable Agreement, as described above. This payment obligation is the obligation of Blue Owl GP and not the obligation of the Blue Owl Operating Partnership. We will benefit from the remaining 15% of cash tax savings, if any, that we realize as a result of such tax attributes. For purposes of the Tax Receivable Agreement, the cash tax savings have been computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of our assets as a result of the Business Combination or the exchanges and no other existing tax attributes (as described above) and had we not entered into the Tax Receivable Agreement (calculated by making certain assumptions).

The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the Tax Receivable Agreement for an amount based on the present value of the agreed payments remaining to be made under the agreement (as described in more detail below), there is a change of control (as described in more detail below) or we breach any of our material obligations under the Tax Receivable Agreement, in which case all obligations will generally be accelerated and due as if we had exercised our right to terminate the Tax Receivable Agreement. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, as the calculation depends on a variety of factors. The actual increase in tax basis of the assets of the Blue Owl Operating Partnership, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including:
•the timing of exchanges of Common Units for our Class A and Class B Shares (or cash) under the Exchange Agreement—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the relevant Common Units at the time of each exchange;
•the price of our Class A Shares and Class B Shares at the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets or other tax attributes, is proportional to the price of our Class A Shares and Class B Shares at the time of the exchange;
•the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, an increase in the tax basis of the assets of the Blue Owl Operating Partnership (and thus increased deductions) may not be available as a result of such exchange; and
•the amount and timing of our income—we will be required to pay 85% of the cash tax savings, if any, as and when realized.
If we do not have taxable income (determined without regard to the tax basis and other tax attributes that are subject to the Tax Receivable Agreement), we will generally not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no cash tax savings will have been actually realized. However, any cash tax savings that do not result in realized benefits in a given tax year may generate tax attributes that may be utilized to generate benefits in future tax years (with possibly some carry back potential to prior tax years for certain tax purposes). The utilization of such tax attributes will result in payments under the Tax Receivable Agreement.
Future payments under the Tax Receivable Agreement in respect of subsequent exchanges of Common Units for our Class A Shares and Class B Shares (or cash) under the Exchange Agreement are expected to be substantial. It is possible that future transactions or events could increase or decrease the actual cash tax savings realized and the corresponding payments under the Tax Receivable Agreement. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual cash tax savings we realize in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to us by the Blue Owl Operating Partnership are not sufficient to permit the Blue Owl GP to make payments under the Tax Receivable Agreement after it has paid taxes. The payments under the Tax Receivable Agreement are not conditioned upon the TRA Recipients’ continued ownership of us or the Blue Owl Operating Partnership.
In addition, the Tax Receivable Agreement provides that upon a change of control, our obligations under the Tax Receivable Agreement would be accelerated as if we had exercised our early termination right based on certain assumptions, (as described below) including that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement.
Furthermore, we may elect to terminate the Tax Receivable Agreement early by making an immediate payment equal to the present value of the anticipated future cash tax savings. In determining such anticipated future cash tax savings, the Tax Receivable Agreement includes several assumptions, including (1) that any Common Units that have not been exchanged are deemed exchanged for the market value of our Class A and Class B Shares and the amount of cash that would have been transferred if the exchange had occurred at the time of termination, (2) we will have sufficient taxable income in each future taxable year to fully utilize all relevant tax attributes subject to the Tax Receivable Agreement, (3) the tax rates for future years will be those specified in the law as in effect at the time of termination, and (4) certain non-amortizable, non-deductible assets are deemed disposed of within specified time periods. In addition, the present value of such anticipated future cash tax savings are discounted at a rate equal to the lesser of (i) 6.5% and (ii) SOFR plus 110 basis points.

As a result of the change in control provisions and the early termination right, we could be required to make payments under the Tax Receivable Agreement that are greater than or less than 85% of the actual cash tax savings that we realize in respect of the tax attributes subject to the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity.
Decisions made in the course of running our businesses may influence the timing and amount of payments that are received by the TRA Recipients under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase the tax liability of an exchanging holder without giving rise to any rights to payments under the Tax Receivable Agreement.
Payments under the Tax Receivable Agreement are based on the tax reporting positions that we will determine. Although we are not aware of any issue that would cause the IRS to challenge an increase in the tax basis of the assets of the Blue Owl Operating Partnership that would otherwise be subject to the Tax Receivable Agreement, we will not be reimbursed for any payments previously made under the Tax Receivable Agreement with respect to a tax basis increase that is successfully challenged. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement in excess of our cash tax savings.
During the year ended December 31, 2024, the following executive officers and directors received payments under the Tax Receivable Agreement: $2,519,710 to Mr. Ostrover; $1,807,870 to Mr. Lipschultz; $141,794 to Mr. Kirshenbaum; and $472,646 to Mr. Packer.
Blue Owl Limited Partnership Agreement
In connection with the closing of the Business Combination, Blue Owl Holdings entered into the Blue Owl Limited Partnership Agreement, which, among other things, permits the issuance and ownership of Common Units as contemplated to be issued and owned upon the consummation of the Business Combination, admits Blue Owl GP as the general partner of Blue Owl Holdings and otherwise amends and restates the rights and preferences of the Common Units set forth therein.
Subject to certain limitations, Blue Owl GP, as the general partner of the Blue Owl Operating Partnership, will have the sole authority to manage the Blue Owl Operating Partnership in accordance with the Blue Owl Limited Partnership Agreement and applicable law, provided that (i) such authority is subject to the consent rights of Neuberger described below and (ii) Blue Owl GP is not permitted to override the rights or protections of Blue Owl, its governing bodies and its stockholders pursuant to our amended and restated certificate of incorporation, the Investor Rights Agreement or any agreement binding on Blue Owl.
Subject to certain exceptions and limitations, the Blue Owl Limited Partnership Agreement permits the Blue Owl Operating Partnership, Blue Owl GP and Blue Owl to undertake all actions necessary to maintain the one-to-one ratios between the number of units in the Blue Owl Operating Partnership held by Blue Owl GP and the number of Class A Shares, Class B Shares, Class C Shares and Class D Shares issued and outstanding.
Pursuant to the Blue Owl Limited Partnership Agreement, except with respect to “tax distributions” described below, Blue Owl GP has the right to determine when distributions will be made to the partners of the Blue Owl Operating Partnership (including to Blue Owl GP, with respect to its economic general partner interest in the Blue Owl Operating Partnership) and the amount of any such distributions, provided that any such distribution is made to all of the partners pro rata in accordance with their respective ownership of Common Units.
The Blue Owl Limited Partnership Agreement provides for mandatory “tax distributions” to the partners of the Blue Owl Operating Partnership if the taxable income of the Blue Owl Operating Partnership gives rise to taxable income for its partners. Generally, these tax distributions are computed based on an estimate of the net taxable income of the relevant entity multiplied by an assumed tax rate, equal to the highest combined maximum marginal U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York.
The Blue Owl Limited Partnership Agreement also provides Neuberger with the same rights it has under the Investor Rights Agreement with respect to Blue Owl and its subsidiaries, including preemptive rights on certain future equity issuances, consent rights on certain material matters and the right to receive information with respect to the Blue Owl Operating Partnership, as is more fully described under the subsection entitled “Investor Rights Agreement” above.
On October 22, 2021, we amended the 2021 Omnibus Plan and effectuated the Second Amended and Restated Blue Owl Limited Partnership Agreement of the Blue Owl Partnership to increase the share limit under the 2021 Omnibus Plan and to allow for the issuance, from time to time, of certain Incentive Units to Blue Owl MV, a vehicle formed for the benefit of certain management employees of Blue Owl, by Blue Owl Holdings, which Incentive Units issuances would be in addition to the issuance of certain RSUs. The Incentive Units entitle the recipient to receive, through Blue Owl MV, distributions from Blue Owl Holdings in accordance with the terms of, and subject to any restrictions contained in, the limited partnership agreement for each of Blue Owl Holdings and Blue Owl MV. On June 13, 2024, our stockholders approved the 2021 Omnibus Plan pursuant to which the Incentive Units are counted against the share limit under the Plan on a 1:00:1:00 basis (provided that each Incentive Unit issued prior to the effective date of the 2021 Omnibus Plan is counted against the number of shares available for issuance on a 1.25:1.00 basis). On April 1, 2025, the Company entered into the Third Amended and Restated Limited Partnership Agreement of Blue Owl Capital Holdings in connection with the Internal Reorganization.
In addition to any awards that it may grant on an ongoing basis, Blue Owl expects to make grants pursuant to the 2021 Omnibus Plan under annual or year-end incentive programs, including grants of Incentive Units and RSUs pursuant to the 2021 Omnibus Plan to its executive officers on an annual basis on or around December or January of each year, including certain of its NEOs. Any Incentive Units or RSUs granted by Blue Owl under such programs generally will be subject to time vesting, and if the recipient’s employment or service is terminated by Blue Owl without cause or due to death or disability, the plan administrator has discretion to accelerate and vest any unvested Incentive Units or RSUs, as applicable, upon such termination, and, upon any other termination, any unvested Incentive Units or RSUs, as applicable, will be immediately terminated and forfeited for no consideration. Upon a Change in Control (as defined in the 2021 Omnibus Plan), the vesting of all or a portion of any unvested Incentive Units may be accelerated in the discretion of the plan administrator and the treatment of any unvested RSUs will be determined in accordance with the terms of the 2021 Omnibus Plan. Awards under such programs will generally vest over three to five years, subject to continued employment by, or service to, Blue Owl on each applicable vesting date. The Incentive Units will be settled by delivery of an equal number of Common Units of the Blue Owl Partnership and either Class C or Class D Shares of Blue Owl, as applicable, upon the vesting and liquidation of such Incentive Units, and the RSUs will be settled by delivery of an equal number of Class A Shares of Blue Owl. The Incentive Units or RSUs will be subject to other conditions set forth in the award agreement, such as, for the Incentive Units, specified minimum ownership terms and, for both Incentive Units and RSUs, compliance with the recipient’s applicable restrictive covenant obligations.
GP Stakes IV’s Investment in Owl Rock
Prior to the Business Combination, GP Stakes IV owned a 20% interest in Owl Rock and continues to own Blue Owl interests through Owl Rock Feeder issued in respect of such interests. One of Blue Owl’s controlled affiliates is the investment adviser to GP Stakes IV. The management fees payable by GP Stakes IV to its adviser, which today is a Blue Owl-controlled adviser, were established as part of the offering of interests in GP Stakes IV to its investors, and the calculation of such fees has not been modified because Blue Owl is both an investment of, and the adviser to, GP Stakes IV. The investment committee at GP Stakes IV includes Michael Rees. From time to time, GP Stakes IV may sell its interests in Blue Owl through registered offerings, open market sales or privately negotiated transactions.
Neuberger, certain employees of GP Strategic Capital, including Michael Rees, Andrew Polland and Jennifer Brouse, and certain employees of Neuberger, including Andrew Komaroff, are entitled to receive distributions of carried interest attributable to GP Stakes IV. Such carried interest distributions may include profits generated by the performance and liquidation of Blue Owl interests. As Blue Owl does not own carried interest in respect of GP Stakes IV, Blue Owl will not be entitled to receive any distributions of carried interest attributable to GP Stakes IV.
GP Stakes Investments in Acquired Entities
In September 2024, we acquired the business of Atalaya Capital Management LP (the “Atalaya Acquisition”), at which time an affiliate of Blue Owl GP Stakes II (“GP Stakes II”) owned 20% of the limited partnership interests in Atalaya Capital Management LP. Certain of our current and former officers and employees, including Michael Rees, Andrew Laurino and Sean Ward, as well as NB Alternative GP Holdings, an affiliate of Neuberger, directly or indirectly hold less than 2.5% of the limited partnership interests in GP Stakes II. In connection with the Atalaya Acquisition, approximately $113.2 million of consideration (as determined under GAAP at closing) was allocable to GP Stakes II. Neuberger, certain current and former employees of GP Strategic Capital, including Michael Rees, Andrew Laurino and Sean Ward, and certain employees of Neuberger, including Andrew Komaroff, are entitled to receive distributions of carried interest attributable to GP Stakes II. We expect such carried interest distributions to include profits generated by the Atalaya Acquisition and the performance and liquidation of Blue Owl interests from the Atalaya Acquisition. As Blue Owl does not own carried interest in respect of GP Stakes II, Blue Owl will not be entitled to receive any distributions of carried interest from GP Stakes II.
In January 2025, we acquired the business of IPI Partners, LLC (the “IPI Acquisition”), a joint venture between an affiliate of ICONIQ Capital, LLC (“ICONIQ”) and an affiliate of Iron Point Partners. In addition, in connection with the IPI Acquisition, we entered into a services agreement with ICONIQ (the “Services Agreement”), pursuant to which ICONIQ will provide certain services, including investment analysis and investor relations services to us or our subsidiaries. At the time of the IPI Acquisition, each of GP Stakes IV and Blue Owl GP Stakes V (“GP Stakes V” and, together with GP Stakes IV, the “Funds”), had an interest in ICONIQ and expects to receive proceeds from ICONIQ’s sale of IPI Partners, LLC and amounts paid under the Services Agreement. Certain of our current and former directors and executive officers, including Michael Rees, Andrew Polland, Sean Ward, Marc Zahr, Neena Reddy, Jennifer Brouse, Andrew Laurino and Andrew Komaroff, directly or indirectly hold less than 1.1% of the limited partnership interests in one or both of the Funds. In connection with the IPI Acquisition, approximately $41.1 million of consideration (as determined under GAAP at closing) was allocable to the Funds. Neuberger, certain current and former employees of GP Strategic Capital, including Michael Rees, Jennifer Brouse, Andrew Laurino, Andrew Polland and Sean Ward, and certain employees of Neuberger, including Andrew Komaroff, are entitled to receive distributions of carried interest attributable to GP Stakes IV and GP Stakes V. We expect such carried interest distributions to include profits generated by the performance and liquidation of the IPI Acquisition and profits generated from the Services Agreement. As Blue Owl does not own carried interest in respect of GP Stakes IV or V, Blue Owl will not be entitled to receive any distributions of carried interest from GP Stakes IV or V.
Investments by Related Parties in our Funds
As of December 31, 2024, assets under management related to our executives and other employees totaled approximately $4.1 billion (including $2.2 billion related to accrued carried interest). A portion of these assets under management are not charged fees.
Our executive officers and directors have the opportunity to invest their own capital in products managed by us. These investments are generally on the same terms and conditions as third party investors, except that these investments generally are not subject to management fees or carried interest. These investment opportunities are also available to our senior professionals whom we have determined to have a status that reasonably permits us to offer them these types of investments in compliance with applicable laws. We encourage these persons to invest in the products managed by us because we believe that such investing further aligns their interests with those of the investors in our products and our firm.
In addition, our independent directors are permitted to participate in such investments up to a certain threshold, which the Board has determined will not compromise their independence.
During the year ended December 31, 2024, the following executive officers and directors invested their own capital in and alongside our funds (including amounts related to indirect investments made through pooled vehicles and excluding open market purchases): Mr. Ostrover invested an aggregate of $20,270,506; Mr. Lipschultz invested an aggregate of $16,855,816; Mr. Kirshenbaum invested an aggregate of $938,615; Ms. Brouse invested an aggregate of $480,375; Mr. Komaroff invested an aggregate of $50,008; Mr. Packer invested an aggregate of $5,414,625; Mr. Polland invested an aggregate of $270,514; Ms. Polley invested an aggregate of $129,919; Ms. Reddy invested an aggregate of $99,407; Mr. Rees invested an aggregate of $12,901,880; and Mr. Zahr invested an aggregate of $3,382,193.
Some of our products generate performance-based fees in the form of carried interest, to which we are typically entitled 15%. However, for products managed by businesses we acquire, including Dyal Capital Partners acquired in 2021, we generally do not acquire rights to carried interest from existing products, except for our Net Lease products, where we also obtained the rights to 15% of the carried interest. For certain acquired businesses, if a new product is formed to facilitate a secondary or related transaction (including any continuation fund or other new product primarily intended to acquire assets or interests in an existing product), any carried interest generated by such product may not be allocated to us, even if the secondary vehicle is formed in the future. Carried interest not allocated to us is allocated to entities not controlled by us, which are partially owned by certain executive officers and other current and former related parties of Blue Owl, including Messrs. Rees, Zahr, Polland, Ward, Laurino, Ms. Brouse, and entities affiliated with Neuberger.

Family Relationships
Matthew Rees, brother of Michael D. Rees, Director and Co-President of the Company, is an employee of, and receives compensation from the Company. Since 2022, Matthew Rees has served, and currently serves, as a Senior Managing Director. In 2024, Matthew Rees received (i) a base salary of approximately $280,874 and (ii) a bonus of approximately $8,814,247 (inclusive of stock awards as valued under ASC 718).

Alex Solomon, brother-in-law of Marc Zahr, Director and Co-President of the Company, is an employee of, and receives compensation from the Company. Since 2023, Alex Solomon has served, and currently serves, as a Vice President. In 2024, Alex Solomon received (i) a base salary of approximately $165,000 and (ii) a bonus of approximately $250,000 (inclusive of stock awards as valued under ASC 718).
Use of Private Aircraft
Blue Owl may make use of aircraft owned by its related parties for business purposes in the ordinary course of its operations and in accordance with any applicable travel policy. Blue Owl will reimburse such related parties for this use based on current market rates. The reimbursement may be recovered from a Blue Owl fund to the extent and in such amount that such reimbursement is eligible under such fund’s agreements and in accordance with applicable policies and procedures. Blue Owl will not bear any operating, personnel or maintenance costs associated with the aircraft. Personal use of the aircraft will not be charged to Blue Owl. The Company recorded expenses for aircraft reimbursements of $3.9 million for the year ended December 31, 2024, a portion of which was reimbursed by products managed by the Company.
Related Party Transaction Policy
Blue Owl’s Board adopted a written related party transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related party transactions.
A “Related Party Transaction” is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which Blue Owl or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000 in any fiscal year, and in which any related party had, has or will have a direct or indirect material interest. In the future, our executive officers, other employees and directors may make similar investments in our products in the ordinary course.
A “Related Party” means:
•any person who is, or was (since the beginning of the last fiscal year for which Blue Owl has filed an Annual Report on Form 10-K and proxy statement, even if such person does not presently serve in that role), one of Blue Owl’s executive officers or a member, or nominee for director, of the Blue Owl Board;
•any person who is known by Blue Owl to be the beneficial owner of more than five percent (5%) of our voting stock;
•any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of our voting stock; any entity that is, directly or indirectly owned or controlled by any of the foregoing persons;
•any entity in which any of the foregoing persons serves as an executive officer or principal or in a similar position, or in the case of a partnership, serves as a general partner or holds any positions other than that of a limited partner;
•any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person, or together with any of the foregoing persons, has a 10 percent (10%) or greater beneficial ownership interest; or
•an entity at which any of the foregoing persons above is employed if (a) the person is directly involved in the negotiation of the Related Party Transaction or will have or share primary responsibility at such entity for the performance of the Related Party Transaction or (b) the person’s compensation from the entity is directly tied to the Related Party Transaction.
Blue Owl has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. For example, Blue Owl has a Code of Business Conduct and Ethics that generally prohibits officers or directors of Blue Owl from engaging in any transaction where there is a conflict between such individual’s personal interest and the interests of Blue Owl. Waivers to the Code of Business Conduct and Ethics will generally only be obtained from the audit committee, or if for an executive officer, by the Board, and are publicly disclosed as required by applicable law and regulations. In addition, the audit committee will be required to review and approve all related-party transactions (as defined in Item 404 of Regulation S-K).
Indemnification
Upon the consummation of the Business Combination, we entered into indemnification agreements with each of the newly elected directors and newly appointed executive officers which provide that we will indemnify such directors and executive officers under the circumstances and to the extent provided for therein, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which he or she may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted under Delaware law and our amended and restated bylaws.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee has the responsibility to approve the appointment of and compensation of the Company’s independent accounting firm that audits the Company’s financial statements. The audit committee has approved the appointment of KPMG as the independent registered public accounting firm for the Company for the year ending December 31, 2025.
Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG as our independent registered public accounting firm. However, the audit committee is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain KPMG. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our and our stockholders’ best interests.
KPMG has advised the Company that neither the firm nor any present member or associate of it has any financial interest, direct or indirect, in the Company or its affiliates.
The Company expects that a representative of KPMG will be present at the Annual Meeting, will have an opportunity to make a statement if he or she so chooses and will be available to answer questions.
The Company engaged KPMG to act as its independent registered public accounting firm for fiscal year 2024.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table sets forth the aggregate fees for professional services provided by our independent registered public accounting firm, KPMG, presenting separately the amounts related to the Company’s audit from the amounts related to the audits of the funds managed by the Company (such funds are not consolidated into the Company’s financial statements).

	For the Year Ended December 31,
	2024		2023
	The Company	Funds	The Company	Funds

Audit fees(1)	$6,029,465	$21,320,393	$4,535,460	$16,679,077
Audit-related fees(2)	87,075	—	11,500	—
Tax fees(3)	—	2,187,045	—	1,346,130
All other fees(4)	—	896,666	—	—
Total	$6,116,540	$24,404,104	$4,546,960	$18,025,207
(1)Audit fees consisted of fees for services related to the annual audits of our consolidated financial statements, reviews of our interim consolidated financial statements, SEC registration statements, accounting consultations and services that are normally provided in connection with statutory and regulatory filings and engagements.
(2)Audit-related fees consisted of fees related to financial due diligence services and attestation services.
(3)Tax fees consisted of fees related to tax compliance and tax advisory services.
(4)All other fees consisted of advisory services related to regulatory matters.
In accordance with our Corporate Governance Guidelines, the audit committee has the responsibility to approve the appointment of and compensation of KPMG. All services reported for the Company in the audit fees, audit-related fees and tax fees above were approved by the audit committee. KPMG performed the services for the funds reported above for the years ended December 31, 2024 and 2023, of which the audit committee was aware of and considered when determining the independence of KPMG.
Generally, the audit committee pre-approves all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors. The audit committee may form and delegate authority to subcommittees consisting of one (1) or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full audit committee at its next scheduled meeting. Requests or applications to provide services that require separate approval by the audit committee are reviewed by the Chief Financial Officer and submitted to the audit committee by the independent auditor. Such submissions must be consistent with the SEC’s and the Public Company Accounting Oversight Board’s rules on auditor independence.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2025.

AUDIT COMMITTEE REPORT
The audit committee is comprised of three independent directors and operates under a written charter adopted by the Board, a copy of which is available on the Governance page of our Investor Relations website located at ir.blueowl.com. The Board has determined that each of Ms. Holz, Polley and Weeks is independent as independence is defined under the applicable section of the NYSE rules, and that each of Ms. Holz, Polley and Weeks is independent as independence is defined under Rule 10A-3(b)(1) under the Exchange Act. The Board has also determined that Ms. Holz qualifies as an “audit committee financial expert.”
The primary purposes of the audit committee are to assist the Board in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications and independence of our independent registered public accounting firm and (iv) the performance of our internal audit function and our independent registered public accounting firm. In addition, the audit committee may review and approve any related party transactions.
As noted above, the audit committee assists the Board in appointing our independent registered public accounting firm, KPMG LLP, which includes, among other things, reviewing and evaluating the qualifications, performance and independence of the lead audit partner responsible for our audit, overseeing the required rotation of the lead audit partner and reviewing and considering the selection of the lead audit partner. In appointing KPMG LLP and the lead audit partner, the audit committee considered, among other things, the quality and efficiency of the services provided, including the results of a global internal survey of KPMG LLP’s performance, the technical capabilities of the engagement teams, external data concerning KPMG LLP’s audit quality and performance obtained from reports of the Public Company Accounting Oversight Board (“PCAOB”) and the engagement teams’ understanding of our Company’s business. The audit committee and the Board believe that the continued retention of KPMG LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders and have recommended that stockholders ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2025.
The audit committee discussed the auditors’ review of our quarterly financial information with the auditors prior to the release of such information and the filing of our quarterly reports with the SEC. The audit committee also met and held discussions with management and KPMG LLP with respect to our audited year-end financial statements.
Further, the audit committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 1301, Communications With Audit Committees, received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and discussed with the auditors the auditors’ independence. In determining KPMG LLP’s independence, the audit committee considered, among other things, whether KPMG LLP’s provision of audit and non-audit services, and the amount of fees paid for such services, were compatible with the independence of the independent registered public accountants. The audit committee also discussed with the auditors and our financial management matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from KPMG LLP, the audit committee recommended that the Board include the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC. The Board has approved this recommendation.
This audit committee report is not deemed filed under the Securities Act of 1933, as amended, or the Exchange Act, and is not incorporated by reference into any filings that we may make with the SEC.
The audit committee
Claudia Holz (Chairperson)
Stacy Polley
Dana Weeks

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION FOR FISCAL YEAR 2024
In accordance with Section 14A of the Exchange Act, which was added by the Dodd-Frank Act and the related SEC rules promulgated thereunder, we are providing our stockholders the opportunity to cast a non-binding advisory vote to approve the compensation of the NEOs for our 2024 fiscal year. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs.
As described in the “Executive Compensation” section of these proxy materials, the primary objectives of our executive compensation program are to: (1) establish a clear relationship between performance and compensation, (2) align the interests of our NEOs and other key employees with our fund investors and stockholders to maximize value and (3) provide competitive incentive compensation opportunities, with an appropriate balance between short-term and long-term incentives. The foregoing objectives are applicable to the compensation of our NEOs. We urge our stockholders to review the Compensation Discussion and Analysis section above and the compensation tables and narrative discussion included therein for more information.
We believe that our executive compensation program achieves these objectives by balancing multiple compensation elements, while keeping an appropriate portion of compensation “at risk,” which has enabled us to successfully motivate and reward the NEOs. We believe such program is appropriate in light of our overall compensation philosophy and objectives and has played an essential role in our continued growth and financial success by aligning the long-term interests of the NEOs with the long-term interests of our stockholders.
For these reasons, the Board recommends a vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the Company's NEOs for the 2024 fiscal year, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
As an advisory vote, this proposal is not binding upon us. Notwithstanding the advisory nature of this vote, the Board values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our NEOs. Furthermore, stockholders are welcome to bring any specific concerns regarding executive compensation to the attention of the Board at any time throughout the year. Please refer to “Corporate Governance and Other Board Information–Communications to the Board of Directors” above for information about communicating with the Board.
The affirmative vote of the holders of a majority of the votes cast by our stockholders in person or represented by proxy and entitled to vote is required to approve this Proposal 3.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR THE 2024 FISCAL YEAR, AS DISCLOSED IN THESE PROXY MATERIALS.

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTE
We are seeking the input of our stockholders on the frequency with which we will hold a non-binding, advisory vote by our stockholders to approve the compensation of our NEOs (commonly known as a “say-on-frequency” vote). In voting on this Proposal 4, stockholders are provided with four choices: stockholders may indicate their preference as to whether the advisory vote to approve the compensation of the NEOs should occur once every three years, once every two years, once every year or stockholders may abstain from making a recommendation.
After careful consideration, it is the opinion of the Board that an advisory shareholder vote once every three years on the compensation of our NEOs is the most appropriate option for us. An advisory vote once every three years provides stockholders the opportunity to evaluate the Company’s compensation program on a more thorough, longer-term basis than an annual vote. Our Board believes an annual advisory vote would not allow for changes to the Company’s compensation program to be in place long enough to evaluate whether the changes were effective. An advisory vote once every three years encourages a longer-term view of compensation by our stockholders by allowing them to evaluate three years of compensation history and business results.
While the Board has determined that the say-on-pay vote shall be held once every three years, stockholders are voting to approve or disapprove of the Board’s determination. Stockholders are being provided with the opportunity to cast an advisory vote on this Proposal 4. As an advisory vote, the result of the vote is not binding. However, the Board values the opinions of our stockholders in their vote on this matter, and will consider the outcome of the vote when making a determination as to the frequency of future advisory votes to approve named executive compensation. Approval of the frequency of the vote on named executive compensation requires the favorable vote of a majority of the votes cast. To the extent that no alternative receives a majority of the votes cast, the Board will consider the alternative receiving the greatest number of votes (once every three years, once every two years or once every year) to be the resulting recommendation, on a non-binding advisory basis, of our stockholders.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE, ON A NON-BINDING ADVISORY BASIS; TO RECOMMEND HOLDING THE SAY-ON-PAY VOTE ONCE EVERY THREE YEARS.

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR THE 2026 ANNUAL MEETING
Stockholders may present proper nominations of candidates for director or other proposals for inclusion in the Company’s proxy statement and proxy card for consideration at the 2026 Annual Meeting of Stockholders by submitting such nominations or proposals in writing to the Secretary of the Company in a timely manner, calculated in the manner provided in Rule 14a-8(e) of the Exchange Act, applicable state law and the Organizational Documents.
Deadlines for Submitting Stockholder Proposals for Inclusion in the Company’s Proxy Statement and Proxy Card
To be considered timely under Rule 14a-8(e) of the Exchange Act for inclusion in the Company’s proxy statement and proxy card for a regularly scheduled annual meeting, a stockholder’s proposal must be received at the Company’s principal executive offices not less than 120 calendar days before the anniversary of the date the Company’s proxy statement was released to stockholders for the previous year’s annual meeting. Accordingly, a stockholder’s proposal must be received no later than December 26, 2025, in order to be included in the Company’s proxy statement and proxy card for the 2026 Annual Meeting.
Deadlines for Submitting Notice of Stockholder Proposals for Consideration at the Company’s Annual Meeting
In order to timely submit notice of a stockholder’s nomination of a candidate for director or other proposal for consideration at the 2026 Annual Meeting, under our amended and restated bylaws, the stockholder must deliver such proposal not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the Annual Meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice by the stockholder must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Accordingly, a stockholder’s nomination of a candidate for director or other proposal must be received no earlier than February 9, 2026, and no later than the close of business on March 11, 2026, in order to be considered at the 2026 Annual Meeting. In order to be considered timely, such notice shall be delivered to the Secretary at the principal executive office of the Company and shall set forth all information required under Section 2.12 of Article II of our amended and restated bylaws.
In addition to satisfying the requirements of our amended and restated bylaws, including the notice deadlines set forth above and therein, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must also comply with the additional requirements of Rule 14a-19 under the Exchange Act.

ANNUAL REPORT AVAILABLE
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, containing audited financial statements accompanies this proxy statement.
Along with this proxy statement, the Company will provide to each stockholder a copy (without exhibits, unless otherwise requested) of its Annual Report on Form 10-K required to be filed with the SEC for the year ended December 31, 2024, free of charge upon written or oral request to the Investor Relations Department at Blue Owl Capital Inc., 399 Park Avenue, 37th Floor, New York, NY 10022, Telephone: (212) 419-3000. Copies of these documents may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year a number of brokers with account holders who are the Company’s stockholders will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. We will promptly deliver a separate copy of these documents to you upon written or oral request to the Company’s Investor Relations Department at Blue Owl Capital Inc., 399 Park Avenue, 37th Floor, New York, NY 10022, Telephone: (212) 419-3000. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement and annual report at their addresses and would like to request “householding” of their communications should contact their brokers.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 9, 2025: The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2024, are available at www.proxyvote.com.

COST OF PROXY STATEMENT
We will bear the cost of the solicitation of proxies on behalf of the Board. In addition to the use of the mail, proxies may be solicited by us personally, by telephone, or by similar means. None of our directors, officers, or employees will be specifically compensated for those activities. We do not expect to pay any compensation for the solicitation of proxies. However, we will reimburse brokerage firms, custodians, nominees, fiduciaries, and other persons holding our shares in their names, or in the names of nominees, at approved rates for their reasonable expenses in forwarding proxy materials to beneficial owners of securities held of record by them and obtaining their proxies.

OTHER MATTERS
Interest of Certain Persons in Matters to be Acted Upon
Other than for any interest arising from (i) the ownership of our common stock or (ii) any nominee’s election to office, we are not aware of any substantial interest of any director, executive officer, nominee for election as a director or associate of any of the foregoing in any matter to be acted upon at the Annual Meeting.
Other Matters to be Presented for Action at the Meeting
The Board is not aware of any other matters to be presented at the Annual Meeting. Should any other matter requiring a vote of stockholders properly arise, it is the intention of the persons named in the proxy to vote in accordance with their discretion on such matters.
You are cordially invited to attend the Annual Meeting electronically at www.virtualshareholdermeeting.com/OWL2025. Whether or not you plan to attend the Annual Meeting, you are requested to promptly fill out, sign, date and mail the enclosed proxy card or authorize your proxy by telephone or through the Internet as soon as possible. The Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/OWL2025, you must enter the control number found on your proxy card, voting instruction form or notice you will receive. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.
By Order of the Board of Directors,

/s/ Douglas I. Ostrover
Douglas I. Ostrover
Chairman of the Board
New York, New York
April 25, 2025

BLUE OWL

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 8, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/OWL2025**

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 8, 2025. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V68211-P29713 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BLUE OWL CAPITAL INC.

The Board of Directors recommends you vote FOR each of the director nominees in Proposal 1:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Jennifer Brouse	☐	☐	☐
1b. Craig W. Packer	☐	☐	☐
1c. Dana Weeks	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 2:

The Board of Directors recommends you vote FOR Proposal 3:

	For	Against	Abstain
3. Approval, by non-binding advisory basis, the compensation paid to our named executive officers for the 2024 fiscal year.	☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on Proposal 4:

	1 Year	2 Years	3 Years	Abstain
4. To recommend, on a non-binding advisory basis, the frequency of future advisory votes to approve, on a non-binding advisory basis, the compensation paid to our named executive officers.	☐	☐	☐	☐

Note: The proxies are authorized to vote and otherwise represent the Shareholder(s) on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2024 Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

V68212-P29713

BLUE OWL CAPITAL INC.
Annual Meeting of Shareholders
June 9, 2025 9:30 AM, ET
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Marc Lipschultz, Alan Kirshenbaum and Neena Reddy, or any one of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Class A Shares, Class C Shares, and Class D Shares of BLUE OWL CAPITAL INC. (the "Company") that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held by live audio webcast at 9:30 AM, ET on June 9, 2025, at www.virtualshareholdermeeting.com/OWL2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Your vote is important. Please vote immediately.

Continued and to be signed on reverse side